Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

THE ADVISORY BOARD COMPANY,

OPTUMINSIGHT, INC.

and

APOLLO MERGER SUB, INC.

Dated as of August 28, 2017

TABLE OF CONTENTS

Page

ARTICLE I

THE MERGER

Section 1.01	The Merger	2
Section 1.02	Effective Time	2
Section 1.03	The Closing	2
Section 1.04	Effects of the Merger	2
Section 1.05	Organizational Documents	2
Section 1.06	Surviving Corporation Directors and Officers	3

ARTICLE II

EFFECT ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES AND BOOK-ENTRY SHARES

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

i

Section 3.17	Insurance	33
Section 3.18	Brokers’ Fees and Expenses	34
Section 3.19	Opinion of Financial Advisor	34
Section 3.20	No Rights Plan; State Takeover Statutes	34
Section 3.21	Affiliate Transactions	34
Section 3.22	Proxy Statement	34

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

ARTICLE V

COVENANTS

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01	Conditions to Each Party’s Obligation to Effect the Transactions	61
Section 6.02	Conditions to Obligations of the Company	62
Section 6.03	Conditions to Obligations of Parent and Merger Sub	62

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

ARTICLE VIII

GENERAL PROVISIONS

Exhibits

Exhibit A – Amended and Restated Certificate of Incorporation of the Surviving Corporation

Exhibit B – Amended and Restated Bylaws of the Surviving Corporation

Schedules

Company Disclosure Letter

Section 2.04 – Equity Awards
Section 3.01 – Organization, Standing and Power

Section 3.02 – Company Subsidiaries
Section 3.03 – Capital Structure
Section 3.05 – No Conflicts; Consents
Section 3.06 – Company Reports; Financial Statements
Section 3.07 – Absence of Certain Changes or Events
Section 3.08 – Taxes
Section 3.09 – Employee Benefits
Section 3.10 – Labor and Employment Matters
Section 3.11 – Litigation
Section 3.12 – Compliance with Applicable Law; Certain Regulatory Matters
Section 3.14 – Contracts
Section 3.15 – Property
Section 3.16 – Intellectual Property
Section 3.18 – Brokers’ Fees and Expenses
Section 5.01 – Conduct of Business
Section 5.10 – Indemnification, Exculpation and Insurance
Section 5.11 – Employee Matters
Section 8.14 – Definitions

Parent Disclosure Letter

Section 4.06 – Brokers’ Fees and Expenses
Section 4.09 – Agreements with Education Buyer
Section 8.14 – Definitions

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 28, 2017, is by and among The Advisory Board Company, a Delaware corporation (the “Company”), OptumInsight, Inc., a Delaware corporation (“Parent”), and Apollo Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and, together with the Company and Parent, the “Parties”).

RECITALS

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, it is proposed that, on the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub merge with and into the Company in accordance with the DGCL, with the Company surviving the merger;

WHEREAS, the Company Board has unanimously adopted resolutions, at a meeting duly called at which a quorum of the Company Board was present, (a) determining that it is in the best interests of the Company and the Company Stockholders for the Company to enter into this Agreement, (b) approving and declaring advisable this Agreement and the execution, delivery and performance by the Company of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, (c) directing that this Agreement be submitted to the Company Stockholders for their adoption and (d) resolving to recommend adoption of this Agreement by the Company Stockholders at any meeting of the Company Stockholders held for such purpose and any adjournment or postponement thereof;

WHEREAS, the board of directors of Parent has adopted resolutions approving the execution, delivery and performance by Parent of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the board of directors of Merger Sub has unanimously adopted resolutions (a) determining that it is in the best interests of Merger Sub and its stockholder for Merger Sub to enter into this Agreement, (b) approving and declaring advisable this Agreement and the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, (c) directing that this Agreement be submitted to Parent, as Merger Sub’s sole stockholder, for its adoption and (d) resolving to recommend adoption of this Agreement by Parent, as Merger Sub’s sole stockholder; and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and Avatar Holdco, LLC, a Delaware limited liability company, and Avatar Purchaser, Inc., a Delaware corporation (collectively, “Education Buyer”), are entering into a Stock and Asset Purchase Agreement, dated as of the date of this Agreement (as it may be amended from time to time in accordance with the terms hereof, the “Education Purchase Agreement” and, together with the Other Education Agreements, the “Education Transaction Documents”), pursuant to which, among other things, on the terms and subject to the conditions set forth in the Education Purchase Agreement, at the Education Closing, Education Buyer shall acquire from the Company all of the Education Stock and Education Assets and shall assume from the Company the Education Liabilities (together with the other transactions contemplated by the Education Transaction Documents, the “Education Transaction”).

NOW, THEREFORE, in consideration of the foregoing Recitals and the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound by this Agreement, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall be merged with and into the Company (the “Merger”) in accordance with the DGCL. By virtue of the Merger, at the Effective Time, (a) the separate existence of Merger Sub shall cease, and (b) the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.02 Effective Time. The Company shall file a certificate of merger that has been duly executed and acknowledged in accordance with, and in such form as required by, the relevant provisions of the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware substantially concurrently with the Closing. The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be mutually agreed to in writing by the Parties and set forth in the Certificate of Merger (the time as of which the Merger becomes effective, the “Effective Time”).

Section 1.03 The Closing. The Parties shall consummate the Merger (such consummation, the “Closing”) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 1440 New York Ave. NW, Washington, DC 20005, at 10:00 a.m. Washington, DC time on a date that is as soon as practicable, and in any event no later than the second (2nd) Business Day, after the satisfaction or waiver of the conditions to the Closing set forth in Article VI (except for those conditions to the Closing that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) unless another time, date or place is mutually agreed to in writing by the Parties. For purposes of this Agreement, “Closing Date” means the date on which the Closing occurs.

Section 1.04 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, in each case, as provided under the DGCL and other applicable Law.

Section 1.05 Organizational Documents. At the Effective Time, (a) the certificate of incorporation of the Company shall be amended and restated in the Merger to read in its entirety as set forth on Exhibit A, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter further amended as provided therein and in accordance with the DGCL, and (b) the bylaws of the Company shall be amended and restated in the Merger to read in their entirety as set forth on Exhibit B, and as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter further amended as provided therein and in accordance with the Surviving Corporation’s certificate of incorporation and the DGCL.

Section 1.06 Surviving Corporation Directors and Officers. As of the Effective Time, the Parties shall take all requisite action so that (a) the directors of Merger Sub as of immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, and (b) the officers of Merger Sub as of immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time, in each case, until their successors have been duly elected or appointed or until their earlier death, resignation or removal.

ARTICLE II

EFFECT ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES AND BOOK-ENTRY SHARES

Section 2.01 Effect of Merger on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Company Stockholder:

(i) any shares of Company Common Stock held in the Company’s treasury or held by the Company or any wholly owned Company Subsidiary (other than, in each case, shares of Company Common Stock that are held in a fiduciary or agency capacity and are beneficially owned by third parties) immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any shares of Company Common Stock held by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in Section 2.01(a)(i) and Section 2.01(a)(ii), and subject to Section 2.01(b) and Section 2.03, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into and shall thereafter represent the right to receive an amount equal to the Per-Share Amount; and

(iv) each share of common stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock, $0.01 par value, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately after the Effective Time.

(b) If, during the period from the date of this Agreement through the Effective Time, any change shall occur in the number of outstanding shares of Company Common Stock because of any reclassification, recapitalization, stock split or combination, exchange, readjustment or similar transaction, or if any stock dividend shall be declared on shares of Company Common Stock and the record date for such dividend shall fall during such period, then the Per-Share Amount and any other similarly dependent terms shall be appropriately adjusted to provide the Company Stockholders and holders of Company Time-Vested Options, Company Performance-Vested Options, Company LTIP Options, Company Inducement Options, Company RSUs (other than Company Non-Employee RSUs), Company LTIP PSUs, Company Non-LTIP PSUs, Company Inducement PSUs, Company Non-Employee Options and Company Non-Employee RSUs (collectively, the “Company Equity Awards”) the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 2.01(b) shall be deemed to permit or authorize the Company to effect any such change that it is not authorized or permitted to undertake pursuant to this Agreement.

Section 2.02 Payment for Shares of Company Common Stock.

(a) At the Effective Time, (i) all shares of Company Common Stock outstanding immediately prior to the Effective Time, upon the cancellation or conversion thereof in accordance with Section 2.01, shall cease to exist, and all holders of stock certificates (“Stock Certificates”) or book-entry shares (“Book-Entry Shares”) representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as Company Stockholders, except the right to receive the Per-Share Amount with respect to each share of Company Common Stock evidenced thereby as provided in Section 2.01 upon the surrender of such shares of Company Common Stock (or to appraisal rights as provided in Section 2.03 with respect to Dissenting Shares), and (ii) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. The cash paid in accordance with the terms of this Article II upon conversion and surrender of any shares of Company Common Stock shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock (subject to any rights with respect to Dissenting Shares). No further transfer of any such Stock Certificates or Book-Entry Shares shall be made on such stock transfer books after the Effective Time.

(b) Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as paying agent in the Merger (the “Paying Agent”) and shall enter into an agreement reasonably acceptable to the Company with the Paying Agent relating to services to be performed by the Paying Agent. At or prior to the Effective Time but after the Education Closing, (i) the Company shall cause to be deposited with the Paying Agent an amount in cash from its available cash on hand (including the proceeds received by the Company in the Education Transaction), which amount (1) shall be determined by Parent following consultation with the Company (provided that the deposit of such amount with the Paying Agent shall not violate any applicable Law) by providing written notice to the Company no later than two (2) Business Days prior to the Closing Date and (2) when paid to the Company Stockholders, shall be deemed a redemption of such Company Stockholders’ shares of Company Common Stock on a pro rata basis (such amount, the “Redemption Cash Amount”), and (ii) Parent shall cause to be deposited with the Paying Agent an amount in cash, which when combined with the Redemption Cash Amount, shall be no less than the Merger Consideration payable pursuant to Section 2.01(a) (the “Parent Cash Amount” together with the Redemption Cash Amount, the “Payment Fund”); provided that, for the avoidance of doubt, there shall be no minimum requirement for the Redemption Cash Amount.

(c) As soon as reasonably practicable after the Effective Time, and in any event not later than the third (3rd) Business Day after the Closing Date, Parent shall cause the Paying Agent to commence mailing to each Person who was, immediately prior to the Effective Time, a holder of record of shares of Company Common Stock (i) in the case of Stock Certificates, (A) a letter of transmittal in customary form (which shall specify that delivery of Stock Certificates shall be effected, and risk of loss and title to the Stock Certificates shall pass, upon delivery of the Stock Certificates to the Paying Agent) and (B) customary instructions for use in effecting the surrender of Stock Certificates, and (ii) in the case of Book-Entry Shares, customary instructions for use in effecting the surrender of Book-Entry Shares, in each case, in exchange for the Per-Share Amount with respect to each share of Company Common Stock evidenced by such Stock Certificates or Book-Entry Shares, as applicable. Upon (1) in the case of Stock Certificates, delivery to the Paying Agent of Stock Certificates, together with a validly executed letter of transmittal, or (2) in the case of Book-Entry Shares, receipt by the Paying Agent of an “agent’s message” in customary form and such other evidence of surrender, if any, as the Paying Agent may reasonably request, the holders thereof shall be entitled to receive the Per-Share Amount with respect to each share of Company Common Stock evidenced by such Stock Certificates or Book-Entry Shares, as applicable, and the Stock Certificates and Book-Entry Shares so surrendered shall be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the proper amount of cash may be paid in exchange therefor to a Person other than the Person in whose name the Stock Certificates or Book-Entry Shares so surrendered are registered if (I) such Stock Certificate shall be properly endorsed or such Stock Certificates or Book-Entry Shares shall otherwise be in proper form for transfer and (II) the Person requesting such payment shall either (x) pay any transfer tax required by reason of such payment or (y) establish to the reasonable satisfaction of the Surviving Corporation and the Paying Agent that such transfer tax either has been paid in full or is not applicable. Until surrendered as contemplated by this Section 2.02(c), each Stock Certificate and Book-Entry Share (other than Dissenting Shares) shall be deemed after the Effective Time to represent only the right to receive the Per-Share Amount with respect to each share of Company Common Stock evidenced thereby. No interest shall be paid on the Per-Share Amount payable upon surrender of any Stock Certificate or Book-Entry Share.

(d) If any Stock Certificate shall have been lost, stolen or destroyed, then, notwithstanding anything to the contrary in Section 2.02(c), upon the making of an affidavit of that fact by the Person claiming such Stock Certificate to be lost, stolen or destroyed, in form and substance reasonably acceptable to Parent, and if required by Parent or the Paying Agent, the posting by such Person of a bond in a customary amount as Parent or the Paying Agent may reasonably require as indemnity against any claim that may be made against it or the Company, Parent shall cause the Paying Agent to pay to such Person the Per-Share Amount receivable with respect to each share of Company Common Stock represented by such lost, stolen or destroyed Stock Certificate.

(e) Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains undistributed to former holders of Stock Certificates and Book-Entry Shares 270 days after the Closing Date shall be delivered by the Paying Agent to Parent upon demand. Any former holders of Stock Certificates or Book-Entry Shares who have not theretofore complied with this Section 2.02 shall thereafter look only to the Surviving Corporation or Parent for payment of any portion of the Merger Consideration, in accordance with this Article II and without any interest thereon, payable with respect to each share of Company Common Stock previously evidenced by such Stock Certificates and Book-Entry Shares. Notwithstanding any provision of this Agreement to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation or the Paying Agent shall be liable to any Person for the portion of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Stock Certificates or Book-Entry Shares shall not have been surrendered prior to the second (2nd) anniversary of the Effective Time, any unclaimed funds payable with respect to such Stock Certificates or Book-Entry Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) The Paying Agent shall invest all cash included in the Payment Fund as reasonably directed by Parent; provided that (i) such investments shall be in short-term obligations of the United States with maturities of no more than thirty (30) days or guaranteed by the United States and backed by the full faith and credit of the United States, or in commercial paper obligations of issuers organized under the Law of a state of the Unites States of America, rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively, and (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement. Any interest and other income resulting from such investments shall be paid to Parent upon demand. Parent and the Surviving Corporation shall promptly replace any funds deposited with the Paying Agent lost through any investment made pursuant to this Section 2.02(f). Subject to Section 2.02(e), nothing in this Agreement and no investment losses resulting from investment of the Payment Fund shall diminish the rights of any holder of Stock Certificates or Book-Entry Shares to receive, or Parent’s and the Surviving Corporation’s obligation to pay, such holder’s applicable portion of the Merger Consideration.

(g) Notwithstanding anything to the contrary contained herein, each of the Company, Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, such amounts as may be, in its reasonable discretion, required to be deducted or withheld with respect to the making of such payment under any applicable Tax Law; provided, however, that under no circumstances will the Company, Parent, Merger Sub, the Surviving Corporation or the Paying Agent deduct or withhold any amount under Section 1445 of the Code. Each such payor shall take all action that may be necessary to ensure that any such amounts so withheld are promptly and properly remitted to the appropriate Governmental Authority. Any amounts so deducted or withheld and timely and properly remitted to the appropriate Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made.

Section 2.03 Appraisal Rights. Notwithstanding anything to the contrary in this Agreement, any share of Company Common Stock held by a holder who is entitled to demand,

and has made a valid demand, for appraisal of such share in accordance, and complies in all respects, with Section 262 of the DGCL (each such share, a “Dissenting Share”) shall not be converted into the right to receive the Per-Share Amount in accordance with Section 2.01(a)(iii) but instead shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the “fair value” of such Dissenting Shares in accordance with Section 262 of the DGCL. Notwithstanding the foregoing, if any Dissenting Shares lose their status as such (through failure to perfect, waiver, effective withdrawal or otherwise), then, as of the later of the Effective Time or the date of loss of such status, each such Dissenting Share shall automatically be converted into or shall be deemed to have been, as of the Effective Time, converted into, as applicable, and shall represent only the right to receive, the Per-Share Amount in accordance with Section 2.01(a)(iii), after the surrender of the Stock Certificate(s) or Book-Entry Shares, as applicable, representing such shares in accordance with this Agreement. The Company shall give Parent (a) prompt written notice of any written demand for appraisal pursuant to the DGCL received by the Company, withdrawals or attempted withdrawals of such demands and any other instruments served on the Company in connection therewith pursuant to the DGCL prior to the Effective Time and (b) the opportunity to direct all negotiations and proceedings with respect to such demands for appraisal. The Company shall not make any payment, settle or offer to settle, approve the withdrawals of any demands, or, in each case, agree to do any of the foregoing, with respect to any such demand without Parent’s prior written consent.

Section 2.04 Equity Awards.

(a) At the Effective Time, each Company Time-Vested Option that is held by any Health Care Employee and that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be assumed and converted into an option to purchase a number of shares of Parent Common Stock (each, an “Adjusted Time-Vested Option”), on the same terms and conditions as were applicable under such Company Time-Vested Option immediately prior to the Effective Time, equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Time-Vested Option immediately prior to the Effective Time multiplied by (ii) the Equity Award Conversion Ratio, with any fractional shares rounded down to the next lower whole number of shares. The exercise price per share of such Adjusted Time-Vested Option shall be equal to the quotient of (1) the exercise price per share of Company Common Stock subject to such Company Time-Vested Option immediately prior to the Effective Time divided by (2) the Equity Award Conversion Ratio, with any fractional cents rounded up to the next higher number of whole cents. The exercise price per share of any such Adjusted Time-Vested Option and the number of shares of Parent Common Stock relating to any such Adjusted Time-Vested Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Company Time-Vested Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code.

(b) At the Effective Time, each Company Performance-Vested Option that is held by any Health Care Employee and that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be assumed and converted into an option to purchase a number of shares of Parent Common Stock (each, an “Adjusted Performance-Vested Option”), on the same terms and conditions as were applicable under such Company Performance-Vested Option immediately prior to the Effective Time (except that any performance-based vesting conditions applicable to such Company Performance-Vested Option immediately prior to the Effective Time shall not apply from and after the Effective Time), equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Performance-Vested Option immediately prior to the Effective Time multiplied by (ii) the Equity Award Conversion Ratio, with any fractional shares rounded down to the next lower whole number of shares. The exercise price per share of such Adjusted Performance-Vested Option shall be equal to the quotient of (1) the exercise price per share of Company Common Stock subject to such Company Performance-Vested Option immediately prior to the Effective Time divided by (2) the Equity Award Conversion Ratio, with any fractional cents rounded up to the next higher number of whole cents. The exercise price per share of any such Adjusted Performance-Vested Option and the number of shares of Parent Common Stock relating to any such Adjusted Performance-Vested Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Company Performance-Vested Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code.

(c) At the Effective Time, each Company LTIP Option that is held by any Health Care Employee and that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be assumed and converted into an option to purchase a number of shares of Parent Common Stock (each, an “Adjusted LTIP Option”), on the same terms and conditions as were applicable under such Company LTIP Option immediately prior to the Effective Time, equal to the product of (i) the total number of shares of Company Common Stock subject to such Company LTIP Option immediately prior to the Effective Time multiplied by (ii) the Equity Award Conversion Ratio, with any fractional shares rounded down to the next lower whole number of shares; provided that prior to the Effective Time, the Company Board or a committee thereof shall equitably adjust the performance-vesting conditions applicable to such Company LTIP Option in accordance with the methodology set forth in Section 2.04 of the Company Disclosure Letter. The exercise price per share of such Adjusted LTIP Option shall be equal to the quotient of (A) the exercise price per share of Company Common Stock subject to such Company LTIP Option immediately prior to the Effective Time divided by (B) the Equity Award Conversion Ratio, with any fractional cents rounded up to the next higher number of whole cents. The exercise price per share of any such Adjusted LTIP Option and the number of shares of Parent Common Stock relating to any such Adjusted LTIP Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Company LTIP Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code.

(d) At the Effective Time, each Company RSU other than a Company Non-Employee RSU that is held by any Health Care Employee and that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be assumed and converted into a restricted stock unit denominated in shares of Parent Common Stock (each, an “Adjusted RSU”), on the same terms and conditions as were applicable under such Company RSU immediately prior to the Effective Time, and relating to a number of shares of Parent Common Stock equal to the product of (i) the total number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time multiplied by (ii) the Equity Award Conversion Ratio, with any fractional shares rounded down to the next lower whole number of shares.

(e) At the Effective Time, each Company LTIP PSU that is held by any Health Care Employee and that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be assumed and converted into a restricted stock unit denominated in shares of Parent Common Stock (each, an “Adjusted LTIP PSU”), on the same terms and conditions as were applicable under such Company LTIP PSU immediately prior to the Effective Time, and relating to a number of shares of Parent Common Stock equal to the product of (i) the total number of shares of Company Common Stock subject to such Company LTIP PSU immediately prior to the Effective Time multiplied by (ii) the Equity Award Conversion Ratio, with any fractional shares rounded down to the next lower whole number of shares; provided that prior to the Effective Time, the Company Board or a committee thereof shall equitably adjust the performance-vesting conditions applicable to such Company LTIP PSU in accordance with the methodology set forth in Section 2.04 of the Company Disclosure Letter.

(f) At the Effective Time, each Company Non-LTIP PSU that is held by any Health Care Employee and that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be assumed and converted into a restricted stock unit denominated in shares of Parent Common Stock (each, an “Adjusted Non-LTIP PSU”), on the same terms and conditions as were applicable under such Company Non-LTIP PSU immediately prior to the Effective Time (except that any performance-based vesting conditions applicable to such Company Non-LTIP PSU immediately prior the Effective Time shall not apply from and after the Effective Time), and relating to a number of shares of Parent Common Stock equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Non-LTIP PSU immediately prior to the Effective Time multiplied by (ii) the Equity Award Conversion Ratio, with any fractional shares rounded down to the next lower whole number of shares.

(g) At the Effective Time, any Company Non-Employee Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be canceled and converted into (i) the right to receive an amount in cash, without interest, equal to the product of (1) the excess, if any, of (A) the Per-Share Amount over (B) the per-share exercise price for such Company Non-Employee Option, multiplied by (2) the total number of shares of Company Common Stock underlying such Company Non-Employee Option (the “Company Non-Employee Option Consideration”); provided that if the exercise price per share of Company Common Stock of any such Company Non-Employee Option is equal to or greater than the Per-Share Amount, such Company Non-Employee Option shall be canceled without any cash payment or other consideration being made in respect thereof. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay through the payroll of the Surviving Corporation to each holder of a Company Non-Employee Option the Company Non-Employee Option Consideration (if any), less any required withholding Taxes, within two (2) Business Days following the Effective Time.

(h) At the Effective Time, each Company Non-Employee RSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be canceled and converted into (i) the right to receive an amount in cash, without interest, equal to the product of (1) the total number of shares of Company Common Stock underlying such Company Non-Employee RSU, multiplied by (2) the Per-Share Amount (the “Company Non-Employee RSU Consideration”). The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay through the payroll of the Surviving Corporation (to the extent applicable) to each holder of a Company Non-Employee RSU the Company Non-Employee RSU Consideration, less any required withholding Taxes, within two (2) Business Days following the Effective Time; provided that to the extent payment within such time or on such date would trigger a Tax or penalty under Section 409A of the Code, such payments shall be made on the earliest date that payment would not trigger such Tax or penalty.

(i) The Company shall take such action with respect to the Company Equity Awards held by any Education Employee, such that as of immediately prior to the Effective Time, there shall not be any Company Equity Awards outstanding that are held by Education Employees.

(j) Prior to the Effective Time, the Company Board or the appropriate committee thereof shall adopt resolutions providing for, and shall take any other actions that are necessary to effect, the treatment of the Company Equity Awards as contemplated by this Section 2.04.

(k) Parent shall use its reasonable best efforts to take such actions as are necessary for the assumption and conversion of each Company Time-Vested Option, Company Performance-Vested Option, Company LTIP Option, Company RSU (other than each Company Non-Employee RSU), Company LTIP PSU and Company Non-LTIP PSU pursuant to this Section 2.04, including the reservation, issuance and listing of Parent Common Stock as is necessary to effectuate the transactions contemplated by this Section 2.04. Parent shall prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the Securities Act, with respect to shares of Parent Common Stock subject to the Adjusted Time-Vested Options, Adjusted Performance-Vested Options, Adjusted RSUs, Adjusted LTIP PSUs, and Adjusted Non-LTIP PSUs.

Section 2.05 Company ESPP. As soon as reasonably practicable after the date of this Agreement, the Company, the Company Board or the appropriate committee thereof shall adopt resolutions or take other actions as may be required under the Employee Stock Purchase Plan of the Company, as amended and restated (the “Company ESPP”) to provide that (a) the “Offering” (as defined in the Company ESPP) in effect as of the date of this Agreement shall be the final Offering (such period, the “Final Offering”) and no further Offering shall commence pursuant to the Company ESPP after the date of this Agreement, and (b) each individual participating in the Final Offering on the date of this Agreement shall not be permitted to (i) increase his or her payroll contribution rate pursuant to the Company ESPP from the rate in effect when the Final Offering commenced or (ii) make separate non-payroll contributions to the Company ESPP on or following the date of this Agreement, except as may be required by applicable Law. Prior to the Effective Time, the Company shall take all action that may be necessary to, effective upon the consummation of the Merger, (A) cause the Final Offering, to the extent that it would otherwise be outstanding at the Effective Time, to be terminated no later than five (5) Business Days prior to the date on which the Effective Time occurs; (B) make any pro rata adjustments that may be necessary to reflect the Final Offering, but otherwise treat the Final Offering as a fully effective and completed Offering for all purposes pursuant to the Company ESPP; and (C) cause the exercise (as of no later than five (5) Business Days prior to the date on which the Effective Time occurs) of each outstanding purchase right pursuant to the Company ESPP. On such exercise date, the Company shall apply the funds credited as of such date pursuant to the Company ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the Company ESPP, and each share of Company Common Stock shall be an outstanding share of Company Common Stock and entitled to the Per-Share Amount. The Company, the Company Board or a committee thereof shall adopt such resolutions as are necessary to terminate the Company ESPP effective as of immediately prior to, and conditional upon the occurrence of, the Effective Time.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (x) as set forth in the Company Reports publicly available and filed with or furnished to the SEC on or after January 1, 2014 and prior to the date of this Agreement (excluding (a) any risk factor or forward-looking disclosures contained in such documents under the heading “Risk Factors,” (b) any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly nonspecific or predictive, cautionary or forward-looking, and (c) any amendment thereof filed with or furnished to the SEC on or after the date of this Agreement) where the relevance of the information to a particular representation or warranty is reasonably apparent on the face of such disclosure or (y) as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub concurrently with the execution and delivery by the Company of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows; provided that the representations and warranties made by the Company in this Article III with respect to the Company Entities shall apply, including for purposes of Section 6.03(a), with respect to all Company Entities, including the Education Entities (except as specifically set forth in any such representation or warranty), notwithstanding that the Education Closing may occur prior to the Closing hereunder:

Section 3.01 Organization, Standing and Power. Each Company Entity is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Company Subsidiaries, where the failure to be so organized, existing or in good standing, as applicable, would not reasonably be expected to result in a Material Adverse Effect. Each Company Entity has all requisite entity power and authority to enable it to own, operate, lease or otherwise hold its assets and to conduct its businesses as presently conducted, except, in the case of the Company Subsidiaries, where the failure to have such power or authority would not reasonably be expected to result in a Material Adverse Effect. Each Company Entity is duly qualified or licensed to do business in each jurisdiction where the nature of its businesses or the ownership, operation or leasing of its assets make such qualification necessary, except in any such jurisdiction where the failure to be so qualified or licensed would not reasonably be expected to result in a Material Adverse Effect. The Company has made available to Parent true and complete copies of the amended and restated articles of incorporation of the Company in effect as of the date of this Agreement (the “Company Articles”) and the bylaws of the Company in effect as of the date of this Agreement (the “Company Bylaws”). The Company Articles and the Company Bylaws are in full force and effect and the Company is not in violation of their provisions.

Section 3.02 Company Subsidiaries.

(a) All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each Company Subsidiary have been duly authorized, validly issued and are fully paid and nonassessable, are free of preemptive rights, and, except as set forth in Section 3.02(a)(i) of the Company Disclosure Letter, are owned by a Company Entity, free and clear of Liens. Section 3.02(a)(ii) of the Company Disclosure Letter lists all of the Company Subsidiaries. The Company has made available to Parent true and complete copies of the articles of incorporation and bylaws (or equivalent Organizational Documents) of each Company Subsidiary in effect as of the date of this Agreement. The Organizational Documents of each Company Subsidiary are in full force and effect, and no Company Subsidiary is in material violation of their provisions.

(b) Section 3.02(b) of the Company Disclosure Letter lists each Person (other than a Company Subsidiary) in which, as of the date of this Agreement, the Company or any Company Subsidiary has a limited liability, partnership or other equity interest (or any other security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any interest in any Person), the amount and, to the Knowledge of the Company, percentage of any such interest held by the Company and such Company Subsidiary as of the date of this Agreement. The Company has made available to Parent true and complete copies of the articles of incorporation and bylaws (or equivalent Organizational Documents) of each such Person in effect as of the date of this Agreement.

(c) Neither the Company nor any “significant subsidiary” of the Company within the meaning of Rule 1-02(w) of Regulation S-X under the Exchange Act has filed for bankruptcy or filed for reorganization under the U.S. federal bankruptcy Laws or similar state or federal Law, become insolvent or become subject to conservatorship or receivership.

Section 3.03 Capital Structure.

(a) The authorized capital stock of the Company consists of 135,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock of the Company, $0.01 par value (the “Company Preferred Stock”). At the close of business on August 25, 2017, (i) 40,711,868 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding (excluding shares of Company Common Stock subject to outstanding purchase rights under the Company ESPP) and (iii) zero (0) shares of Company Common Stock were held by the Company in its treasury. At the close of business on August 25, 2017, (1) 2,247,929 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Time-Vested Options, (2) 367,388 shares of Company

Common Stock were subject to issuance pursuant to outstanding Company Performance-Vested Options, (3) 874,523 shares of Company Common Stock were subject to issuance pursuant to outstanding Company LTIP Options, (4) 618,179 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Inducement Options assuming the baseline level of achievement, (5) 774,054 shares of Company Common Stock were subject to issuance pursuant to outstanding Company RSUs, (6) 93,696 shares of Company Common Stock were subject to issuance pursuant to outstanding Company LTIP PSUs, (7) 167,770 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Non-LTIP PSUs, (8) 39,353 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Inducement PSUs assuming the baseline level of achievement, (9) 11,253 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Non-Employee Options, (10) 28,124 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Non-Employee RSUs, and (11) 1,011 shares of Company Common Stock were subject to outstanding purchase rights under the Company ESPP.

(b) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock that may be issued upon the exercise of Company Options or the vesting of Company PSUs and Company RSUs shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive right. Subject to Section 3.03 (a), there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of any Company Entity to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock of any Company Entity or any securities of any Company Entity convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, any Company Entity or (ii) any warrants, calls, options, subscriptions, convertible securities, exchangeable securities, preemptive rights, stock appreciation rights, redemption rights, repurchase rights, or other similar rights, agreements or commitments to acquire from any Company Entity, or any other obligation of any Company Entity to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, any Company Entity (the foregoing clauses (i) and (ii), collectively, “Equity Securities”). Except pursuant to the Company Stock Plans, no Company Entity has any outstanding obligation to repurchase, redeem or otherwise acquire any Equity Securities. No Company Entity has any obligation to provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary (other than a wholly owned Company Subsidiary), except as set forth in the Organizational Documents of the Company Subsidiaries, or to make any payment to any Person the value of which is derived from or calculated based on the value of Company Common Stock or Company Preferred Stock (other than in connection with the Company Stock Plans and other employee or contractor compensation arrangements). No Company Entity has any obligation to grant any preemptive or antidilutive or similar rights with respect to any security issued by a Company Entity. No Company Entity has outstanding any Indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of any Company Entity on any matter. There are no voting trusts or other agreements or understandings to which any Company Entity is a party with respect to the voting or registration of the capital stock or other equity interest of any Company Entity.

(c) Section 3.03(c) of the Company Disclosure Letter sets forth a true and complete list of the number of Company Equity Awards outstanding as of the close of business on August 25, 2017, and with respect to each such outstanding Company Equity Award, as applicable, (i) the holder, (ii) the aggregate number of shares of Company Common Stock issuable thereunder, (iii) the type of option, right, unit or other incentive award, (iv) the grant date, (v) the exercise price, (vi) the Company Stock Plan under which such Company Equity Award was granted and (vii) the vesting schedule.

(d) No dividends or similar distributions have accrued or been declared but are unpaid on the Company Common Stock, Company Equity Awards, shares of capital stock or other equity interests of the Company, and except for the Company’s obligations under this Agreement, the Company is not subject to any obligation (contingent or otherwise) to pay any dividend or otherwise to make any distribution or payment to any current or former holder of any of the Company Common Stock, Company Equity Awards, shares of capital stock or other equity interests, as applicable.

Section 3.04 Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and agreements under this Agreement and, subject to the receipt of the Company Stockholder Approval, to consummate the Merger. The Company Board has unanimously adopted resolutions, at a meeting duly called at which a quorum of the Company Board was present,(a) determining that it is in the best interests of the Company and the Company Stockholders for the Company to enter into this Agreement, (b) approving and declaring advisable this Agreement and the execution, delivery and performance by the Company of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, (c) directing that this Agreement be submitted to the Company Stockholders for their adoption and (d) resolving to recommend adoption of this Agreement by the Company Stockholders at any meeting of the Company Stockholders held for such purpose and any adjournment or postponement thereof (such recommendation, the “Company Board Recommendation”) and directing that this Agreement be submitted to the Company Stockholders for adoption at a duly held meeting of the Company Stockholders for such purpose (the “Company Stockholders Meeting”). Such resolutions have not been amended or withdrawn as of the date of this Agreement. Except for (i) the adoption of this Agreement by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholders Meeting (the “Company Stockholder Approval”) and (ii) the filing of the Proxy Statement in preliminary and definitive forms, any other Filing with the SEC in respect of the Merger required under applicable Law, including the Exchange Act or the Securities Act and the Certificate of Merger, no other corporate proceedings on the part of the Company are necessary to authorize, adopt or approve this Agreement or to consummate the Merger. The Company has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes the Company’s legal, valid and binding obligation, enforceable against the Company in accordance with its terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exceptions”).

Section 3.05 No Conflicts; Consents.

(a) The execution and delivery by the Company of this Agreement does not, and the performance by the Company of its covenants and agreements under this Agreement and the consummation of the Merger shall not, (i) subject to receiving the Company Stockholder Approval, conflict with, or result in any violation of any provision of, the Organizational Documents of any Company Entity, (ii) subject to obtaining Consents or making Filings under the Contracts set forth in Section 3.05(a)(ii) of the Company Disclosure Letter, materially conflict with, result in any material violation of, or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Material Contract or any material Permit applicable to the businesses of the Company Entities or result in any material loss, suspension, limitation or impairment of any right of any Company Entity to own or use any assets required for the conduct of its business, or (iii) subject to obtaining the Consents referred to in Section 3.05(b) and making the Filings referred to in Section 3.05(b) and assuming that the Company Stockholder Approval shall have been obtained, materially conflict with, or result in any material violation of any provision of, any Judgment or Law or result in the creation of any Lien, in each case, applicable to any Company Entity or their respective properties or assets.

(b) No consent, waiver or Permit (“Consent”) of or from, or registration, declaration, notice or filing (“Filing”) made to or with, any Governmental Authority is required to be obtained or made by any Company Entity in connection with the Company’s execution and delivery of this Agreement or its performance of its covenants and agreements under this Agreement or the consummation of the Merger, except for the following:

(i) (1) the filing with the SEC of the Proxy Statement in preliminary and definitive forms and any other Filing with the SEC in respect of the Merger required under applicable Law, including the Exchange Act or the Securities Act and (2) any Filing in respect of the Merger under applicable state “blue sky” or similar securities Laws;

(ii) (1) the filing with the Department of Justice and the Federal Trade Commission of a Notification and Report Form pursuant to the HSR Act with respect to the Merger, (2) the expiration or termination of (A) the waiting period (and any extension of such period) under the HSR Act that is applicable to the transactions contemplated by this Agreement, including the Merger, and (B) the waiting period (and any extension of such period) under the HSR Act that is applicable to the transactions contemplated by the Secondary Acquisition Notification (this clause (2), the “HSR Clearance”) and (3) any other Consents or Filings that are required to be obtained or made under any Antitrust Law in connection with the Merger;

(iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and

(iv) such other Filings or Consents the failure of which to make or obtain would not reasonably be expected to result in a Material Adverse Effect and would not prevent or materially impede, interfere with or delay the consummation of the Merger.

Section 3.06 Company Reports; Financial Statements.

(a) The Company has furnished or filed all reports, schedules, forms, statements, certifications and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since January 1, 2014 (such documents, together with all exhibits, financial statements, including the Company Financial Statements, and schedules thereto and all information incorporated therein by reference, but excluding the Proxy Statement, being collectively referred to as the “Company Reports”) and has timely paid all fees due in connection therewith. Each Company Report (excluding any financial statements or schedules included or incorporated by reference therein) (i) at the time furnished or filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment, and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated under each of the foregoing), as applicable, and the rules and regulations of the SEC promulgated thereunder applicable to such Company Report and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2014, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company relating to the Company Reports. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act or is subject to the periodic reporting requirements of any foreign Governmental Authority that performs a similar function to that of the SEC or any applicable foreign securities Law of any exchange or quotation service.

(b) Each of the consolidated financial statements of the Company included or incorporated by reference in the Company Reports, including the related notes and schedules (the “Company Financial Statements”), (i) comply in all material respects and have been prepared in all material respects in accordance with all applicable accounting requirements and the rules and regulations of the SEC, the Exchange Act and the Securities Act with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited quarterly financial statements, subject to normal year-end audit adjustments and the absence of notes) applied on a consistent basis during the periods and as of the dates involved (except as may be indicated in the notes thereto), (iii) fairly present in all material respects, in accordance with GAAP, the consolidated financial position of the Company and the Company’s consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows and changes in stockholders equity for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments and the absence of notes), and (iv) have been prepared from and are in accordance with the books and records of the Company and its consolidated Subsidiaries.

(c) Section 3.06(c) of the Company Disclosure Letter sets forth (i) the pre-tax unaudited combined balance sheet of the Education Business as of June 30, 2017 and the related pre-tax combined statements of operations, combined statements of equity and the combined statements of cash flows for the six (6) month period then ended, and (ii) the audited combined balance sheet of the Education Business as of December 31, 2016 and December 31, 2015 and the related combined statements of operations, combined statements of equity and the combined statements of cash flows for the years ended December 31, 2016 and December 31, 2015 and the nine (9) month period ended December 31, 2014 (all such financial statements the “Education Financial Statements”). The Education Financial Statements have been prepared in good faith from the Company Entities’ books and records and fairly present, in all material respects, the combined financial position of the Education Business of the Company as at the respective dates thereof and the combined results of operations of the Education Business for the respective periods covered thereby, in each case, in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, subject to the absence of notes not required by GAAP and normal year-end adjustments).

(d) Section 3.06(d) of the Company Disclosure Letter sets forth (i) the unaudited pre-tax combined balance sheet of the Company Entities as of June 30, 2017 after giving effect to the carve out of the Education Business reflected in the Education Financial Statements and the related pre-tax combined statements of operations for the six (6) month period then ended and (ii) the unaudited combined balance sheet of the Company Entities as of December 31, 2016 and December 31, 2015 after giving effect to the carve out of the Education Business reflected in the Education Financial Statements and the related combined statements of operations for the years ended December 31, 2016 and December 31, 2015 and the nine (9) month period ended December 31, 2014 (the “Health Care Financial Statements”). The Health Care Financial Statements have not been prepared in accordance with GAAP, including with respect to (i) Accounting Standards Codification 205-20, Presentation of Financial Statements – Discontinued Operations, following the adoption of Accounting Standards Update 2014-08, (ii) any pro forma adjustments related to the proposed disposition of the Education Business, (iii) transition services agreements or (iv) capital transactions. The Health Care Financial Statements do not include as components any asset or liability of the Company Entities that are included as a component of the Education Financial Statements. The Health Care Financial Statements have been prepared in good faith from the Company Entities’ books and records and fairly present, in all material respects, the combined financial position of the Company Entities after giving effect to the carve out of the Education Business reflected in the Education Financial Statements as of the respective dates thereof and the combined results of operations of the Company Entities after giving effect to the carve out of the Education Business of the Company reflected in the Education Financial Statements for the respective periods covered thereby.

(e) No Company Entity has any Liability, except Liabilities (i) reflected or reserved against in the consolidated balance sheet of the Company Entities included in the Quarterly Report on Form 10-Q for the three-month period ended June 30, 2017, (ii) incurred in the ordinary course of business after June 30, 2017, (iii) expressly contemplated by this Agreement, the Education Transaction Documents or the Transactions or (iv) that would not reasonably be expected to result in a Material Adverse Effect.

(f) The Company maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in compliance in all material respects with all legal and accounting requirements applicable to the Company Entities and as otherwise required by Rule 13a-15 or 15d-5 under the Exchange Act. The Company maintains “disclosure controls and procedures” required by Rule 13a-15 or 15d-15 under the Exchange Act that are effective to ensure that all material information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date of this Agreement.

(g) No Company Entity is a party to, or has any contractual commitment to become a party to, any material “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

(h) Since July 1, 2014, (i) no Company Entity has received any written complaint, allegation or Claim regarding the accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of any Company Entity or any complaint, allegation or Claim, whether written or to a compliance hotline or similar reporting method, from employees of any Company Entity regarding questionable accounting or auditing matters with respect to any Company Entity, and (ii) no attorney representing any Company Entity, whether or not employed by any Company Entity, has reported evidence of a violation of securities Laws or breach of fiduciary duty by any Company Entity to the Company Board or any committee thereof, or to the General Counsel or Chief Executive Officer of the Company.

(i) Section 3.06(i) of the Company Disclosure Letter sets forth the amount and a description of the aggregate Indebtedness of the Company Entities as of the earlier of (1) the date of this Agreement and (2) the date specified therein.

Section 3.07 Absence of Certain Changes or Events. From December 31, 2016 to the date of this Agreement, (a) except for this Agreement, the Education Transaction Documents and the Transactions, each Company Entity has conducted its respective businesses in the ordinary course of business in all material respects, (b) there has not occurred a Material Adverse Effect and (c) no Post-Sale Company Entity has undertaken any action that if taken after the date of this Agreement would require Parent’s consent or otherwise constitute a breach pursuant to clauses (iv), (ix), (x), (xi), (xii), (xiii), (xvi), (xvii), (xviii) or (xxiii) (to the extent clause (xxiii) is related to the foregoing clauses) of Section 5.01(b).

Section 3.08 Taxes.

(a) Except as would not reasonably be expected to result in a Material Adverse Effect (provided that, for purposes of this Section 3.08, the reference to “the Post-Sale Company Entities on a standalone basis, taken as a whole” in the definition of Material Adverse Effect shall be deemed to be a reference to “the Company Entities, taken as a whole”):

(i) each Company Entity has (1) timely filed or caused to be timely filed, taking into account any extensions, all Tax Returns required to have been filed by it and such Tax Returns are complete and correct in all material respects and (2) timely paid or caused to be timely paid all Taxes required to be paid by it (whether or not shown to be due on any Tax Returns);

(ii) there are no audits, examinations, investigations or other proceedings ongoing or, to the Knowledge of the Company, proposed or threatened in respect of any Taxes or Tax Returns of any Company Entity;

(iii) the Company Entities have complied with all applicable Law relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements), including with respect to payments made to or received from any employee, creditor, stockholder, customer or other third party;

(iv) no deficiencies for Taxes have been proposed or assessed by any Governmental Authority in writing against any Company Entity except for deficiencies which have been (1) fully satisfied by payment, settled or withdrawn or (2) accrued for or contested in good faith and in accordance with applicable Law;

(v) with respect to any tax years open for audit as of the date of this Agreement, no Company Entity has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax;

(vi) no Company Entity is a party to or is otherwise bound by any Tax sharing, allocation or indemnification agreement or arrangement that is currently in effect, except for such an agreement or arrangement (1) exclusively between or among the Company Entities, (2) entered into in the ordinary course of business and not primarily related to Taxes or (3) that as of the Closing Date is reasonably expected to terminate without any further payments being required to be made;

(vii) within the past two (2) years, no Company Entity has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or non-U.S. Tax Law);

(viii) no Company Entity has received written notice from any Governmental Authority in a jurisdiction in which Company Entities do not file Tax Returns that the Company Entity is subject to taxation by that jurisdiction;

(ix) no Company Entity will be required to include any items of income in, or exclude any items of deduction from, taxable income for any Post-Closing Tax Period as a result of any (1) change in accounting method pursuant to Section 481 of the Code

(or any similar provision of U.S. state, local, or non-U.S. Tax Law) made prior to the Closing, (2) deferred intercompany gain described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of U.S. state, local or non-U.S. Tax Law) arising from any transaction that occurred prior to the Closing, (3) installment sale or open transaction that occurred prior to the Closing, or (4) prepaid amount received outside the ordinary course of business prior to the Closing;

(x) no Company Entity (1) is or has been a member of any affiliated, consolidated, combined, unitary, group relief or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is the Company), (2) is a party to any agreement or arrangement relating to the apportionment, sharing, assignment, indemnification or allocation of any Tax or Tax asset (other than an agreement or arrangement solely between or among the Company Entities) or (3) has any Liability for Taxes of any person (other than a Company Entity) under Treasury Regulations Section 1.1502-6 (or any analogous or similar provision of state, local or non-U.S. Tax Law), as transferee, successor, or otherwise;

(xi) there are no Liens for Taxes on any of the assets of any Company Entity other than statutory Liens for Taxes not yet due and payable;

(xii) all intercompany transactions between or among the Company Entities have occurred on arm’s-length terms in compliance with the principles of Section 482 of the Code (or any similar provision of U.S. state, local, or non-U.S. Tax Law), and the Company Entities have complied in all material respects with applicable rules relating to transfer pricing (including the maintenance of contemporaneous documentation and the preparation of all required transfer pricing reports);

(xiii) the charges, accruals and reserves for Taxes with respect to the Company Entities reflected on the Company Financial Statements filed with the SEC prior to the date of this Agreement are adequate, in accordance with GAAP, to cover all material Taxes payable by the Company Entities for all periods through the date of such Company Financial Statements and such charges, accruals and reserves, as adjusted for the passage of time and ordinary course business operations through the Closing Date are or will be adequate to cover all material Taxes payable by the Company Entities for all periods through the Closing Date;

(xiv) the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(xv) the net operating losses, Tax credits, or other Tax attributes of the Company Entities, prior to giving effect to the transactions contemplated by this Agreement, are not currently subject to any limitation under Sections 382, 383, or 384 of the Code; and

(xvi) no Company Entity has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any analogous or similar provision of state, local or non-U.S. Tax Law) in any taxable year which remains open to or for assessment.

(b) As of December 31, 2016, the Tax basis for U.S. federal income Tax purposes of (i) the Education Stock is approximately $831,352,961 and (ii) the Education Assets is approximately $104,253,865.

Section 3.09 Employee Benefits.

(a) Section 3.09(a)(i) of the Company Disclosure Letter sets forth a correct and complete list of each material Company Benefit Plan, including, for the avoidance of doubt, any Company Benefit Plan maintained outside the jurisdiction of the United States or which covers any Company Personnel residing or working primarily outside of the United States. Section 3.09(a)(ii) of the Company Disclosure Letter separately identifies those Company Benefit Plans maintained or sponsored solely by the Education Entities.

(b) With respect to each material Company Benefit Plan, the Company has made available to Parent, to the extent applicable, complete and accurate copies of (i) the Company Benefit Plan document and amendments thereto, (ii) written summaries of the material terms of such Company Benefit Plan if it is not in writing; (iii) for the most recent year (1) the Form 5500 and attached schedules, (2) audited financial statements and (3) actuarial valuation reports, if any, (iv) each trust, insurance, annuity or other funding Contract related thereto, (v) the most recent IRS determination letter or opinion, (vi) the most recent summary plan description and any summary of material modifications thereto, and (vii) all material filings and communications received from or sent to any Governmental Authority since July 1, 2014.

(c) Except as would not, individually or in the aggregate, reasonably be expected to result in a material Liability to the Company Entities:

(i) each Company Benefit Plan has been established, operated and administered in compliance with its terms and with the requirements prescribed by ERISA, the Code and all other applicable Law;

(ii) there are no pending or, to the Knowledge of the Company, threatened audits or investigations by any Governmental Authority with respect to, or other material Claims against any Company Benefit Plan or any fiduciary thereof (other than routine claims for benefits payable in the normal course);

(iii) all contributions, reimbursements, premium payments and other payments required to be made by the Company to any Company Benefit Plan have been made in full on or before their applicable due dates;

(iv) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter or opinion to that effect from the IRS, and no events have occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan or the related trust;

(v) each Company Benefit Plan that is a “nonqualified deferred compensation plan,” as such term is defined in Section 409A of the Code, complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder; and

(vi) except to the extent required under Section 4980B of the Code, no Company Benefit Plan provides for post-retirement medical, group health, disability or retiree life insurance benefits to any current or former Company employee, or their respective beneficiaries or dependents, and none of the Company Entities has any obligation to provide such benefits.

(d) During the previous six (6) years, none of the Company Entities or any of their respective ERISA Affiliates has maintained, sponsored, participated in or contributed to (or been obligated to maintain, sponsor, participate in or contribute to), (i) an employee benefit plan subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), or (iii) a “multiple employer plan” as defined in Section 210 of ERISA or Section 413(c) of the Code. No Company Benefit Plan is or has been a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(e) Except as set forth in Section 3.09(e) of the Company Disclosure Letter, none of the execution and delivery of this Agreement, the performance by any Party of its covenants and agreements under this Agreement or the consummation of the Merger (either alone or in combination with another event) will result in (i) acceleration of the time of payment or vesting, or trigger any payment or funding, of any compensation or benefit due (including, without limitation, severance payments or benefits) to any Company Personnel, or trigger any other material obligation under any Company Benefit Plan, (ii) any amount failing to be deductible by reason of Section 280G of the Code or (iii) the provision of any reimbursement of excise Taxes under Section 4999 of the Code or of interest or additional Taxes under Section 409A(a)(1)(B) of the Code.

(f) Each Company Option was issued with an exercise price that is at least equal to the fair market value of a share of Company Common Stock, as determined in accordance with Section 409A of the Code, on the applicable date of grant.

Section 3.10 Labor and Employment Matters.

(a) No Company Entity is party to any collective bargaining agreement or similar labor union Contract with respect to any of their respective employees. To the Knowledge of the Company, no employees of any Company Entity are represented by any labor union, works council, or labor organizations with respect to their employment for any Company Entity. As of the date of this Agreement (i) there are no labor union, works council, or labor organization representation or certification proceedings with respect to employees of any Company Entity pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board, (ii) there are no labor union, works council, or labor organization organizing activities, with respect to employees of any Company Entity and (iii) there are no labor union strikes, slowdowns, work stoppages or lockouts or other material labor disputes pending or, to the Knowledge of the Company, threatened against or affecting any Company Entity.

(b) Each employee or independent contractor of any Company Entity working in a country other than one of which such individual is a citizen has a valid work permit or visa enabling him or her to work lawfully in the country in which such individual is employed or engaged. As of the Closing, all of the individuals who primarily support the Education Business as of the Closing shall be employed by one the Education Entities or Education Buyer and all of the individuals who primarily support the health care business of the Company as of the Closing shall be employed by one the Post-Sale Company Entities.

(c) No Company Entity has conducted in the past three (3) years a “mass layoff,” “relocation,” “plant closing,” or “termination” as defined by the federal Worker Adjustment and Retraining Notification Act, or any similar applicable state or local law that requires advance notice of group personnel or employment actions.

(d) Except as set forth in Section 3.10(d) of the Company Disclosure Letter or as would not reasonably be expected to result in a Material Adverse Effect, in the last three (3) years prior to the date of this Agreement, the Company Entities have been and are in compliance with all Employment Laws, including applicable non-U.S. Employment Laws.

(e) Except as set forth in Section 3.10(e) of the Company Disclosure Letter, there is (i) no unfair labor practice charge or complaint against any of the Company Entities pending before the National Labor Relations Board or any similar state agency or any non-U.S. agency relating to an alleged violation or breach of any Employment Laws or (ii) no Claim of any kind pending or threatened in writing against any of the Company Entities concerning employment related matters or breach of any Employment Laws or Contract, in each case, except as would not reasonably be expected to result in a Material Adverse Effect.

(f) Except as would not reasonably be expected to result in a material Liability to any Company Entity, no regular or leased employee, consultant, or independent contractor of any of the Company Entities is in violation of any material term of any employment Contract, confidentiality, non-competition, non-solicitation, or other proprietary rights agreement or any other Contract relating to the right of such Person to be employed by, or provide services to, any of the Company Entities.

Section 3.11 Litigation. There is no material Claim before any Governmental Authority pending or, to the Knowledge of the Company, threatened against any Company Entity or any of their respective properties, assets or businesses. There is no material Judgment outstanding against any Company Entity or any of their respective properties, assets or businesses.

Section 3.12 Compliance with Applicable Law; Certain Regulatory Matters.

(a) Except as would not reasonably be expected to result in a Material Adverse Effect, the Company Entities are, and have been since July 1, 2014, in compliance with all Laws and are, and have been since July 1, 2014, in compliance with, and currently hold and have held, all Permits applicable to the Company Entities, and all such Laws and all Permits by which their properties, assets or businesses are bound. Since July 1, 2014, no Company Entity has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Authority regarding any actual or alleged failure to comply with any applicable Law in any material respect. Except as would not reasonably be expected to result in a Material Adverse Effect, the Company Entities have filed all tariffs, reports, notices and other documents with all applicable Governmental Authorities and have paid all fees and assessments due and payable, in each case in connection with all such Permits. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) (1) all such Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that would reasonably be expected to result in any modification, termination or revocation thereof and (2) to the Knowledge of the Company, no suspension or cancellation of any such Permit is threatened by a Governmental Authority in writing and (ii) each Company Entity is, and has at all times since July 1, 2014 been, in compliance with the terms, conditions and requirements of all such Permits.

(b) No Company Entity, nor any Representative acting on behalf of any Company Entity, has materially violated or is in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable Law relating to bribery, corruption or similar activities, nor has any such Person: (i) used any funds of any Company Entity for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of any Company Entity; (iii) established or maintained any unlawful fund of monies or other assets of any Company Entity; (iv) made any fraudulent entry on the books or records of any Company Entity; (v) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for any Company Entity; or (vi) engaged in any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods or services to or for the benefit of, provided any payments or material assistance to, or otherwise engaged in or facilitated any transactions with a Prohibited Person.

(c) To the extent applicable to the Company Entities, the operations, products, and services of the Company Entities are, and have been since July 1, 2014, in material compliance with all applicable health care Laws, including the following federal and state Laws and all applicable regulations promulgated thereunder, relating to the regulation, provision or administration of, or payment for, health care benefits, health care insurance coverage and health care products or services: (i) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute), including specifically, the Stark Law, 42 U.S.C. § 1395nn; (ii) Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute) and state Medicaid Laws; (iii) TRICARE, 10 U.S.C. § 1071 et seq.; (iv) the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); (v) the False Claims Act, 31 U.S.C. §§ 3729-3733; (vi) the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; (vii) the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; (viii) the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; (ix) state anti-kickback, fee-splitting, and self-referral Laws; and (x) licensure, permit or authorization Laws relating to the regulation, provision, or administration of, or payment for, health care products or services (collectively “Health Care Laws”). No notice has been received by any Company Entity, and no Claims are pending against the Company or any of its Subsidiaries, alleging any material breach or violation of, non-compliance with or default under any such Health Care Laws. To the Knowledge of the Company, no Person has filed or has threatened to file, in the last six (6) years, a Claim against any Company Entity under any federal or state whistleblower statute, including under the False Claims Act, 31 U.S.C. §§ 3729-3733.

(d) Since July 1, 2011, no Company Entity submits or has submitted any claims to, or received any payment from, any Governmental Program, or agent thereof, or third party payer. Since July 1, 2011, no Company Entity been audited, surveyed or otherwise examined in connection with a Contract with any Governmental Authority or any third party-payer program.

(e) No Company Entity (i) is a party to an Judgment, individual integrity agreement, or corporate integrity agreement with any Governmental Authority, including the Office of Inspector General of the United States Department of Health and Human Services, concerning compliance with Health Care Laws, (ii) has any reporting obligations pursuant to a settlement agreement entered into with any Governmental Authority related to Health Care Laws, or (iii) is in the process of responding, or, since July 1, 2014, has responded, to any search warrant, subpoena, criminal or civil investigative demand by or from any Governmental Authority relating to Health Care Laws.

(f) Since July 1, 2011, no Company Entity, nor any of their Representatives acting on its behalf, has made an untrue statement of material fact or a fraudulent statement to any Governmental Authority of a Governmental Program, or failed to disclose a material fact required to be disclosed to any Governmental Program.

(g) Since July 1, 2011, no Company Entity, and, to the Knowledge of the Company, none of their Representatives: (i) has been convicted of, charged with, or investigated for any crime or violation or engaged in any conduct for which such person or entity could be excluded, suspended, or debarred from participating, or would be otherwise ineligible to participate, in any Governmental Program; (ii) has engaged in any conduct that could subject such person or entity to a civil monetary penalty or criminal penalty under Sections 1128A or 1128B of the Social Security Act or any similar Law; (iii) has been convicted of, formally charged with, or investigated, for any violation of Laws related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, or obstruction of an investigation; or (iv) is excluded, suspended, or debarred from participation, or is otherwise ineligible to participate in, any Governmental Programs. The Company verifies on an ongoing, annual basis that its employees are not excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any Governmental Programs.

Section 3.13 Environmental Matters.

(a) Except as would not reasonably be expected to result in a Material Adverse Effect:

(i) the Company Entities are in, and since July 1, 2014 have been in, compliance with all applicable Environmental Laws and any Permit issued pursuant to such Environmental Laws (each, an “Environmental Permit”), the Company Entities have timely applied for, obtained and maintain all Environmental Permits required for the operation of their respective businesses, and, except for matters that have been fully resolved with no further Liability to any Company Entity, as of the date of this Agreement, no Company Entity has received any written communication from a Governmental Authority or other Person that alleges that any Company Entity is in violation of or has any Liability under any Environmental Law or any Environmental Permit;

(ii) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against any Company Entity; and

(iii) no Company Entity has caused or arranged for and, to the Knowledge of the Company, there are and have been no Releases, transportation or treatment of Hazardous Materials at or to any property currently or formerly owned, leased or operated by any Company Entity or other site that would reasonably be expected to form the basis of any Environmental Claim or Liability against any Company Entity.

(b) The Company has made available to Parent copies of all material assessments, reports, audits and other material documents in its possession or under its reasonable control that relate to any Company Entity’s compliance with or Liability under Environmental Laws or the environmental condition of any real property that any Company Entity currently or formerly owned, operated, or leased.

Section 3.14 Material Contracts.

(a) Except for this Agreement, for any Contract that is filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act as an exhibit to the Company Reports, for any Contract that relates exclusively to the Education Business and that will transfer to the Education Buyer pursuant to the Education Transaction and for any Education Transaction Document, no Company Entity is a party to or is bound by any of the following Contracts in effect as of the date of this Agreement:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any Contract between any Company Entity, on the one hand, and any officer, director, manager, employee or Affiliate (other than a wholly owned Company Subsidiary) of any Company Entity or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including (but not limited to) any Contract pursuant to which any Company Entity has an obligation to indemnify such officer, director, manager, employee, Affiliate or family member but in each case, excluding any Company Benefit Plans;

(iii) any Contract that requires or is reasonably likely to require one or more payments or delivery of goods, services, materials, Intellectual Property or other assets from third parties to the Company Entities with respect to the Company Entities’ top twenty-five (25) customers by estimated revenue for the year ending December 31, 2017;

(iv) any Contract that requires or is reasonably likely to require one or more payments or delivery of goods, services, materials, Intellectual Property or other assets from the Company Entities to third parties of at least $2,000,000 for the year ending December 31, 2017, other than the Real Property Leases;

(v) any Contract that imposes any restriction on the right or ability of any Company Entity to compete in any material respect (or that following the Effective Time will restrict the ability of Parent or any of its Affiliates to compete) with any other Person in any line of business or geographic region or that contains any standstill or similar agreement that has not expired or terminated and pursuant to which any Company Entity has agreed not to acquire or dispose of the securities of another Person;

(vi) any Contract that obligates any Company Entity in any material respect (or following the Effective Time, obligates Parent or any of its Affiliates) to conduct business with any third party on a preferential or an exclusive basis or which contains “most favored nation” covenants;

(vii) any acquisition or divestiture Contract or material licensing agreement that contains indemnities or other similar obligation, including “earnout” or other contingent payment obligations, that, in each case, would reasonably be expected to result in the receipt or making of future payments in excess of $2,000,000 in the twelve (12) month period following the date of this Agreement;

(viii) any collective bargaining agreement, labor union contract, trade union agreement or other agreement with a labor union or like organization to which any Company Entity is a party;

(ix) any Contract evidencing Indebtedness for borrowed money set forth in Section 3.06(i) of the Company Disclosure Letter;

(x) any Contract that grants any right of first refusal, right of first offer or similar right to a third party (including Company Stockholders) with respect to any material assets, rights or properties of the Company Entities;

(xi) any Contract that provides for the acquisition or disposition of any material assets (other than acquisitions or dispositions of assets in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets or otherwise) entered into since July 1, 2014 or which contain remaining obligations of performance that are binding on the Company Entities;

(xii) (A) any material joint venture, partnership or limited liability company agreement, or other similar Contract, providing for the formation, creation, operation, management or control of any material joint venture, partnership or limited liability company and (B) any material strategic alliance, collaboration, co-promotion or research and development project Contract (other than those entered into with any customers of the Company Entities);

(xiii) any Contract limiting or restricting the ability of any Company Entity (A) to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be, or (B) to make loans to any Company Entity;

(xiv) any Contract that obligates any Company Entity to make any loans, advances or capital contributions to, or investments in, any Person, other than ordinary course advances to employees or new hires of the Company Entities in connection with relocations or hiring;

(xv) any Contract that provides for indemnification by any Company Entity of any Person outside of the ordinary course of business;

(xvi) any Contract with the Centers for Medicare and Medicaid Services, other than data use agreements entered into on the Centers for Medicare and Medicaid Services’ standard form therefor;

(xvii) any Contract relating to the voting or control of Company Common Stock or the election of directors of the Company, excluding any confidentiality or nondisclosure agreements entered into in connection with evaluating a potential sale of the Company Entities; and

(xviii) any Contract (1) granting any Company Entity any right to use any material Intellectual Property, (2) pursuant to which any Company Entity grants any third person the right to use any Intellectual Property (other than non-exclusive licenses to, or services or customizations with respect to, Intellectual Property granted in the ordinary course of business), or (3) restricting the right of any Company Entity to use, register, transfer, license, distribute or enforce any Intellectual Property that is owned or purported to be owned by any Company Entity, in each case excluding Contracts concerning generally commercially available software that has not been modified for use by any Company Entity and which require or are reasonably likely to require payments not exceeding $50,000 in any consecutive twelve (12)-month period.

(b) All contracts of the types referred to in Section 3.14(a) (whether or not set forth in Section 3.14(a) of the Company Disclosure Letter) and the Real Property Leases are referred to herein as “Material Contracts.” The Company has made available to Parent prior to the date of this Agreement a complete and correct copy of each Material Contract as in effect on the date of this Agreement.

(c) (i) Each Material Contract is a valid, binding and legally enforceable obligation of each Company Entity party thereto and, to the Knowledge of the Company, of the other parties thereto, subject in all respects to the Bankruptcy and Equity Exceptions, (ii) to the Knowledge of the Company, each such Material Contract is in full force and effect and there are no material disputes pending or, to the Knowledge of the Company, threatened with respect to any such Material Contract and (iii) except as would not reasonably be expected to result in a Material Adverse Effect, none of the Company Entities are (with or without notice or lapse of time, or both) in breach or default under any such Material Contract and, to the Knowledge of the Company, no other party to any such Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, and, since July 1, 2014, no event has occurred or not occurred through any Company Entity’s action or inaction or, to the Knowledge of the Company, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute such a breach of or default. No Company Entity has received any written notice of the intention of any other party to any Material Contract to terminate for default, convenience or otherwise any Material Contract. Prior to the execution of this Agreement, Parent has been provided with complete and accurate copies of all Education Transaction Documents.

Section 3.15 Property.

(a) Section 3.15(a)(i) of the Company Disclosure Letter sets forth a true and complete list of all real property leased, subleased, sub-subleased, or licensed by any Post-Sale Company Entity, as tenant or subtenant (collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases and license agreements for each Leased Real Property (collectively, the “Real Property Leases”), including the street address thereof, title of and parties to the applicable Real Property Lease, an indication of whether such Real Property Lease is used in the Education Business or the health care business of the Company. Prior to the Closing, all of the Real Property Leases shall be held by an appropriate Company Entity such that each such Real Property Lease shall be held by the Education Business or health care business, as set forth in Section 3.15(a) of the Company Disclosure Letter, as of the Closing. True and complete copies of all Real Property Leases (including all modifications, amendments, memoranda, guaranties, extensions, terminations, supplements, waivers, Priming Documents, and side letters thereto) have been made available to Parent. The Leased Real Property constitutes all of the real property utilized by the Post-Sale Company Entities, and all such Leased Real Property is in good operating condition and repair. The Post-Sale Company Entities have good and valid leasehold interests in and to, and undisturbed possession of, each of the Leased Real Property, in each case, except as set forth in Section 3.15(a)(ii), free and clear of all Liens (except for Permitted Liens). Except as would not reasonably be expected to result in a Material Adverse Effect, each Real Property Lease has not been amended or modified except as reflected in the modifications, amendments, memoranda, guaranties, extensions, terminations, supplements, waivers and side letters thereto made available to Parent and has not been assigned or taken as a security interest in any manner by the Company or any of the applicable Company Subsidiaries. To the Knowledge of the Company, none of the Real Property Leases, or the Leased Real Property thereunder, are subject to any prime, ground or master lease, mortgage or deed of trust or other Lien or interest (any of the foregoing, a “Priming Document”) which would entitle the interest holder to interfere with or disturb the rights of any Company Entities under the Real Property Leases so long as no default under the applicable Real Property Lease exists. Section 3.15(a) of the Company Disclosure Letter sets forth all Priming Documents. Except as disclosed in Section 3.15(a) of the Company Disclosure Letter, neither the Company nor any applicable Company Subsidiary has assigned, subleased, licensed or otherwise transferred, in whole or in part, any Real Property Lease or any interest therein. Except as set forth in Section 3.15(a)(iii) of the Company Disclosure Letter, no Company Entity owes any brokerage commission with respect to any Leased Real Property.

(b) No Company Entity owns a fee interest in any real property.

(c) Except for any assets, services, properties, property rights, goodwill and rights provided to the Post-Sale Company Entities pursuant to the Other Education Agreements, the assets, services, properties, property rights, goodwill and rights of the Post-Sale Company Entities constitute all assets, services, properties, property rights, goodwill and rights that are used or held for use by any Company Entity in connection with the business of the Company

Entities (excluding the Education Business). The assets, services, properties, property rights, goodwill and rights provided to the Post-Sale Company Entities pursuant to the Transition Services Agreement and the assets, services, properties, goodwill and rights of the Post-Sale Company Entities, collectively, constitute all assets, services, properties, property rights, goodwill and rights that are necessary and sufficient to operate the business of the Post-Sale Company Entities (excluding the Education Business) following the Closing in the same manner, in all material respects, as the business of the Post-Sale Company Entities (excluding the Education Business) is currently operated. After giving effect to the covenants and other obligations of the Education Buyer under the Education Transaction Agreements, after the Closing, no Post-Sale Company will have any liability related to the Education Assets, or arising out of or relating to the Education Business, except liabilities (i) reflected or reserved against in the Health Care Financial Statements and liabilities of the same nature incurred in the ordinary course of business since June 30, 2017, (ii) expressly contemplated by this Agreement or the Other Education Agreements (but excluding the Assignment and Assumption Agreement), or (iii) less than $5,000,000 in the aggregate.

Section 3.16 Intellectual Property; Privacy and Data Security.

(a) Section 3.16(a)(i) of the Company Disclosure Letter sets forth a complete and accurate list of all: (i) issued patents and patent applications, (ii) trademark registrations and applications, (iii) copyright registrations, and (iv) domain name registrations, in each case, owned by or held in the name of a Company Entity, and indicating the registration or application number (as applicable), owner and filing jurisdiction (as applicable), and the Company Entity that will own or hold such item of Intellectual Property following the Effective Time. Each such item is enforceable, subsisting and in full force in all material respects, and to the Knowledge of the Company, is valid. The Company Entities are the sole and exclusive owners of each item of Intellectual Property used by any Company Entity or material to the business of any Company Entity, and immediately following the Effective Time, except as set forth in the Cross License Agreement (as defined in the Education Purchase Agreement) and subject to the Transition Services Agreement, the Post-Sale Company Entities will be the sole and exclusive owners of each item of Intellectual Property that is used by any Company Entity with respect to, or that is material to, the health care business of the Company, in each case, other than Intellectual Property that is licensed to or held for use by a Company Entity pursuant to a valid and enforceable written license agreement or other agreement listed in Section 3.16(a)(ii) of the Company Disclosure Letter and Intellectual Property that is available generally to the public without the requirement of a license or payment obligation, in each case free and clear of any exclusive license or License. Except as set forth in the Cross License Agreement (as defined in the Education Purchase Agreement) and subject to the Transition Services Agreement, such owned, licensed, held or generally available Intellectual Property, in each case of the Post-Sale Company Entities, comprises all Intellectual Property used by or material to the health care business of the Company Entities as currently conducted. No such item of Intellectual Property that is owned by a Company Entity, and to the Knowledge of the Company, no other such item of Intellectual Property, is subject to any proceeding or outstanding order affecting or that would reasonably be expected to materially affect the use or licensing thereof by or rights therein of any of the Company Entities.

(b) Except as set forth in Section 3.16(b) of the Company Disclosure Letter, there are no material royalties, fees (including registration, maintenance and renewal fees), honoraria or other payments payable by any Company Entity to any Person by reason of the ownership, development, modification, use, license, sublicense, sale or other disposition of Intellectual Property, other than salaries and sales commissions paid to employees and sales agents and customary license fees charged by third parties pursuant to a Material Contract.

(c) Except as set forth in Section 3.16(b) of the Company Disclosure Letter, (i) the conduct of the businesses of the Company Entities as conducted by the Company Entities does not infringe or otherwise violate and has not infringed or otherwise violated any Person’s Intellectual Property rights, and there is no such Claim before any Governmental Authority pending or, to the Knowledge of the Company, threatened against any Company Entity, (ii) the Post-Sale Company Entities own or have adequate rights to use all material Intellectual Property used by the Post-Sale Company Entities in their businesses as presently conducted (other than the Education Business) and (iii) to the Knowledge of the Company, no Person is infringing or otherwise violating or has infringed or otherwise violated any Intellectual Property owned by the Post-Sale Company Entities, and in the six (6) years prior to the date of this Agreement, no such Claims have been made by any Company Entity.

(d) The Company Entities have at all times taken commercially reasonable steps to protect their respective rights in and the confidentiality, integrity and security of all material confidential and proprietary information of the Company Entities and any trade secret or confidential information of third parties used, stored or transmitted by any Company Entity.

(e) All employees, independent contractors, officers and directors of any Company Entity who are or were at any time involved in the design, development or implementation of material Intellectual Property for or on behalf of a Company Entity, or who were exposed to any trade secret or confidential material know-how of a Company Entity, have executed and delivered to the Company Entity an agreement assigning to the Company Entity their entire right, title and interest in and to such Intellectual Property and protecting the secrecy and confidentiality of such trade secrets and confidential information (as applicable).

(f) The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with the operation of the business of the Company Entities. The IT Assets have not materially malfunctioned or failed since July 1, 2014, and do not contain any viruses, bugs, faults or other devices or effects that would reasonably be expected to (i) enable or assist any person to access without authorization the IT Assets, or (ii) otherwise significantly adversely affect the functionality of the IT Assets, except as disclosed in their documentation. The Company Entities have implemented commercially reasonable backup, security and disaster recover technology, plans, procedures and facilities consistent with industry practices.

(g) With respect to any software that is distributed as “open source software” or under a similar licensing or distribution model (collectively, “Open Source Software”) that has been incorporated into or distributed with any products or services of any Company Entity, the Company Entity has been and is in compliance with all applicable Open Source Software licenses with respect thereto and no such use of Open Source Software has created any obligation to deliver or disclose any proprietary information or other Intellectual Property of any Company Entity, or other material limitation on the use thereof.

(h) No source code of any software owned or controlled by any Company Entity has been licensed or otherwise provided to any third party. No third party has any right to access or use any source code owned or controlled by any Company Entity, and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will this Agreement or the transactions contemplated by this Agreement, result in the disclosure or release of such source code by a Company Entity, escrow agent(s), or any other Person to any Person.

(i) No funding, facilities or personnel of any Governmental Authority, university or other academic institution or research center have been used in connection with the development of any Intellectual Property of any Company Entity, and no Governmental Authority, university or other academic institution or research center (or any personnel of any of the foregoing) has any right, title or interest (including any “march in” rights) in or to any Intellectual Property of any Company Entity.

(j) Each Company Entity’s receipt, collection, monitoring, maintenance, creation, transmission, use, analysis, disclosure, storage, disposal and security of Personal Information has materially complied, and materially complies, with (i) any Contracts to which a Company Entity is party, (ii) applicable Information Privacy and Security Laws, (iii) all consents and authorizations that apply to a Company Entity’s receipt, access, use and disclosure of Personal Information, (iv) the Payment Card Industry Data Security Standard (“PCI DSS”), if applicable, and (v) applicable privacy policies governing the Company Entities’ use of Personal Information posted on websites made available by the Company Entities. Each Company Entity has all necessary authority, Consents and authorizations to receive, access, use and disclose the Personal Information in the Company Entity’s possession or under its control in connection with the business of the Company Entity as that business is currently operated. No Company Entity (1) is, to the Knowledge of the Company, under investigation by any Governmental Authority for a violation of any Information Privacy and Security Laws, (2) has received any written notices or audit requests from a Governmental Authority relating to any such violations or (3) is subject to any Judgment, nor, to the Knowledge of the Company, is any such Judgment pending or threatened, relating to the Company Entities’ processing of Personal Information.

(k) Each Company Entity has entered into a Contract that addresses the provisions for “business associate contracts” required by 45 C.F.R. § 164.504(e) or § 164.314(a), as amended, with the applicable third party in each instance where (i) the applicable Company Entity acts as a business associate (as defined in 45 C.F.R. § 160.103) to that third party or (ii) the applicable Company Entity provides protected health information (as defined in 45 C.F.R. § 160.103) to that third party or that third party otherwise acts as a business associate or business associate subcontractor to the applicable Company Entity, in each case under this Section 3.16(k), as required by, and in material conformity with, (1) applicable Information Privacy and Security Laws and (2) the applicable Contracts to which the applicable Company Entity is a party.

(l) The Company Entities have adopted, and materially complied with, written policies and procedures that apply to each of the Company Entities with respect to privacy, data protection, security and the collection and use of Personal Information processed in the course of the operations of the Company Entities, and those policies and procedures are reasonable and comply with applicable Information Privacy and Security Laws. Each of the Company Entities has used commercially reasonable safeguards to protect the confidentiality, integrity and security of its Personal Information and its IT Assets against any unauthorized use, control, access, interruption, modification or corruption and in conformance with Information Privacy and Security Laws, except as has not had and would not reasonably be expected to result in a Material Adverse Effect.

(m) Except as has not been and would not reasonably be expected to be material to the businesses of the Company Entities, there has been no data security breach of any IT Assets, or unauthorized access, control, use, modification or destruction of any IT Asset, or unauthorized access, use, acquisition or disclosure of any Personal Information owned, used, stored, received, or controlled by or on behalf a Company Entity, including any unauthorized access, use or disclosure of Personal Information that would constitute a breach for which notification to individuals or Governmental Authorities is required under any applicable Information Privacy and Security Laws or Contracts to which a Company Entity is a party.

(n) Except as has not had and would not reasonably be expected to result in a Material Adverse Effect, the execution, delivery and performance of this Agreement by the Company Entities and the other agreements and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby, including without limitation any required processing, transfer, sharing and destruction of Personal Information, complies with the Company Entities’ applicable privacy notices and policies and with all applicable Information Privacy and Data Security Laws.

(o) The Company Entities have performed a security risk assessment that meets (i) the standards set forth at 45 C.F.R. § 164.308(a)(1)(ii)(A), including an assessment as described at 45 C.F.R. § 164.306(d)(3), taking into account factors set forth in 45 C.F.R. § 164.306(a)–(c); (ii) any requirements to perform security assessments under any Information Privacy and Security Law; and (iii) any obligations to perform security assessments set forth in any Contracts to which a Company Entity is a party (collectively, the “Security Risk Assessment”). The Company Entities have taken reasonable and appropriate measures to remediate material threats and deficiencies identified in every Security Risk Assessment.

Section 3.17 Insurance. Except as would not reasonably be expected to result in a Material Adverse Effect, (a) as of the date of this Agreement, all fire and casualty, general liability, director and officer, business interruption, product liability, and sprinkler, water damage insurance policies and all other insurance policies maintained by any Company Entity (“Insurance Policies”) are in full force and effect and all premiums due with respect to all Insurance Policies have been paid, (b) the Company Entities maintain insurance with reputable insurers in such amounts and against such risks as the management of the Company has in good faith determined to be prudent and appropriate, (c) no Company Entity is in breach or default under any Insurance Policies, and (d) no Company Entity has received any written notice of termination, cancellation or denial of coverage with respect to any insurance policy since July 1, 2014 that has not been replaced or superseded by materially similar or more favorable coverage.

Section 3.18 Brokers’ Fees and Expenses. Except for any Person set forth in Section 3.18 of the Company Disclosure Letter (each such Person, a “Company Financial Advisor”), no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Company Entity. The Company has provided to Parent’s outside counsel a true, correct and complete copy of each engagement letter or other Contract between the Company and each Company Financial Advisor relating to the Transactions.

Section 3.19 Opinion of Financial Advisor. The Company Board has received the respective opinions of (a) Goldman Sachs & Co. LLC to the effect that, as of the date of such opinion, and subject to the qualifications, assumptions and limitations set forth therein, the Per-Share Amount to be paid to the holders of shares of Company Common Stock (except for Parent or any Affiliate of Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders, and such opinion has not been withdrawn, modified or revoked as of the date of this Agreement, and (b) Allen & Company LLC to the effect that, as of the date of such opinion, and subject to the qualifications, assumptions and limitations set forth therein, the Per-Share Amount to be received by the holders of shares of Company Common Stock (except Parent or any Affiliate of Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders, and such opinion has not been withdrawn, modified or revoked as of the date of this Agreement. The Company shall, promptly following the execution of this Agreement by all Parties, furnish an accurate and complete copy of each such opinion to Parent solely for informational purposes, and it is agreed and understood that each such opinion was delivered for the information and assistance of the Company Board.

Section 3.20 No Rights Plan; State Takeover Statutes. There is not in effect any stockholder rights plan, “poison pill,” antitakeover plan or other similar device that is applicable to the Merger. In the Company Articles, the Company has expressly opted not to be governed by Section 203 of the DGCL. No other state anti-takeover statute or regulation, “business combination,” “control share acquisition,” “fair price,” “moratorium,” other anti-takeover laws or any similar provisions in the Company Articles or Company Bylaws apply or, at the Effective Time, will apply to this Agreement, the Merger or the Transactions.

Section 3.21 Affiliate Transactions. There are not and have not been within the last three (3) years any transactions, or series of related transactions, agreements, arrangements or understandings that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Company Reports filed prior to the date of this Agreement.

Section 3.22 Proxy Statement. None of the information included or incorporated by reference in the Proxy Statement, will, at the date it is first mailed to the Company Stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent, Merger Sub or any of their respective Affiliates expressly for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter delivered by Parent to the Company concurrently with the execution and delivery by Parent and Merger Sub of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.01 Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept). Each of Parent and Merger Sub has all requisite entity power and authority to own, operate, lease or otherwise hold its assets and to conduct its businesses as presently conducted, except where the failure to have such power or authority would not reasonably be expected to result in a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed to do business in each jurisdiction where the nature of its businesses or the ownership, operation or leasing of its properties make such qualification necessary, except in any such jurisdiction where the failure to be so qualified or licensed would not reasonably be expected to result in a Parent Material Adverse Effect.

Section 4.02 Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement, to perform its covenants and agreements under this Agreement and, subject to the adoption of this Agreement by the sole stockholder of Merger Sub, to consummate the Merger. The board of directors of Parent has adopted resolutions approving the execution, delivery and performance by Parent of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement. Such resolutions have not been amended or withdrawn as of the date of this Agreement. The board of directors of Merger Sub has unanimously adopted resolutions (a) determining that it is in the best interests of Merger Sub and its stockholder for Merger Sub to enter into this Agreement, (b) approving and declaring advisable this Agreement and the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, (c) directing that this Agreement be submitted to Parent, Merger Sub’s sole stockholder, for its adoption and (d) resolving to recommend adoption of this Agreement by Parent, as Merger Sub’s sole stockholder. Such resolutions have not been amended or withdrawn as of the date of this Agreement. Except for the adoption of this Agreement by the sole stockholder of Merger Sub, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger. Parent and Merger Sub have duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject in all respects to the Bankruptcy and Equity Exceptions.

Section 4.03 No Conflicts; Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub, as applicable, does not and the performance by each of Parent and Merger Sub of its covenants and agreements under this Agreement, as applicable, and the consummation of the Merger shall not, (i) conflict with, or result in any violation of any provision of, the Organizational Documents of Parent or Merger Sub, (ii) materially conflict with, result in any material violation of, or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract to which Parent or Merger Sub is a party or by which any of their respective properties or assets is bound or any material Permit applicable to the businesses of Parent and its Subsidiaries or (iii) subject to obtaining the Consents referred to in Section 4.03(b) and making the Filings referred to in Section 4.03(b), materially conflict with, or result in any material violation of any provision of, any Judgment or Law or result in the creation of any Lien, in each case, applicable to Parent or Merger Sub or their respective properties or assets.

(b) No Consent of or from, or Filing made to or with, any Governmental Authority, is required to be obtained or made by Parent or any Subsidiary of Parent in connection with Parent’s and Merger Sub’s execution and delivery of this Agreement or their performance of their covenants and agreements under this Agreement or the consummation of the Merger, except for the following:

(i) (1) the filing with the SEC of the Proxy Statement in preliminary and definitive forms and any other Filing with the SEC in respect of the Merger required under applicable Law, including the Exchange Act or the Securities Act and (2) any Filing in respect of the Merger under applicable state “blue sky” or similar securities Laws;

(ii) (1) the filing with the Department of Justice and the Federal Trade Commission of (A) a Notification and Report Form pursuant to the HSR Act with respect to the Merger and (B) a “secondary acquisition” notification under the HSR Act with respect to Parent’s indirect acquisition of shares of common stock of Evolent that are held by the Company (such notification, the “Secondary Acquisition Notification”), (2) the HSR Clearance and (3) any other Consents or Filings that are required to be obtained or made under any Antitrust Law in connection with the Merger; and

(iii) such other Filings and Consents the failure of which to make or obtain would not reasonably be expected to result in a Parent Material Adverse Effect.

Section 4.04 Litigation. There is no material Claim before any Governmental Authority pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub or any of their respective properties, assets or businesses that has or would reasonably be expected to have a Parent Material Adverse Effect. There is no material Judgment outstanding against Parent or Merger Sub or any of their respective properties, assets or businesses that has or would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.05 Availability of Funds. Parent will have, as of the Effective Time, sufficient cash, marketable securities and other sources of immediately available funds necessary to pay the Merger Consideration in respect of the shares of Company Common Stock pursuant to this Agreement, and to consummate the other transactions contemplated by this Agreement.

Section 4.06 Brokers’ Fees and Expenses. Except for any Person set forth in Section 4.06 of the Parent Disclosure Letter, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.07 Merger Sub. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, 100 shares of which are issued and outstanding. All outstanding shares of capital stock of Merger Sub are duly authorized, validly issued, fully paid and nonassessable. Parent owns all of the outstanding shares of capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger and the other Transactions and has not owned any assets, engaged in any business activities or conducted any operations.

Section 4.08 Ownership of Company Common Stock. None of Parent, any Subsidiary of Parent or any other Affiliate of Parent “beneficially owns” (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Company Common Stock or any other Equity Securities.

Section 4.09 No Agreements with Education Buyer. There are no Contracts, arrangements or understandings (other than as provided in this Agreement or the Education Purchase Agreement or as set forth in Section 4.09 of the Parent Disclosure Letter) between Parent or its Affiliates, on the one hand, and the Education Buyer or its Affiliates (in each case, in existence as of the date of this Agreement), on the other hand, with respect to the Transactions.

Section 4.10 Education Transaction. Parent and Merger Sub have had the opportunity to review the Education Transaction Documents with its outside counsel.

Section 4.11 Proxy Statement. None of the information included or incorporated by reference in the Proxy Statement that is based on information supplied by Parent, Merger Sub or any of their respective Affiliates expressly for inclusion in the Proxy Statement, will, at the date it is first mailed to the Company Stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.12 Parent Common Stock. The assumption of the Company Equity Awards pursuant to Section 2.04 and the issuance of the shares of Parent Common Stock by UnitedHealth Group Incorporated in accordance with the terms thereof have been approved by all requisite action of UnitedHealth Group Incorporated.

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business.

(a) Conduct of Business by the Post-Sale Company Entities. Except for (i) matters set forth in Section 5.01(a) of the Company Disclosure Letter or otherwise expressly permitted or required by this Agreement, the Education Transaction Documents or matters required by a Governmental Authority or by applicable Law or (ii) with the prior written consent of Parent, from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of the other Post-Sale Company Entities to, conduct its businesses (other than the Education Business) in the ordinary course of business consistent with past practice in all material respects, and to the extent consistent with the foregoing, each Company Entity shall use its respective commercially reasonable efforts (1) to maintain and preserve the Company’s assets and its business organization, and keep available the services of Key Employees (provided that no Company Entity shall be obligated to pay any compensation beyond compensation paid in the ordinary course of business to retain such individuals) and (2) to maintain satisfactory relationships with Governmental Authorities, partners, customers, suppliers, licensors and others having material business dealings with them.

(b) Certain Prohibited Actions. Except (x) as set forth in Section 5.01(b) of the Company Disclosure Letter or as otherwise expressly permitted or required by this Agreement, the Education Transaction Documents or as required by a Governmental Authority or by applicable Law, or (y) with the prior written consent of Parent, from the date of this Agreement until the Effective Time, the Company:

(i) shall not, and shall not permit any other Company Entity to, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, except for dividends and distributions by a direct or indirect Company Subsidiary to the Company or to any other wholly owned Company Subsidiary; provided, that, except for $10,000,000, all cash held by any Company Entity must be held in one of the Post-Sale Company Entities as of immediately prior to the Education Closing;

(ii) shall not, and shall not permit any other Post-Sale Company Entity to, amend or otherwise change any of its Organizational Documents in any material respect;

(iii) except as permitted by Section 5.01(b)(vi), shall not, and shall not permit any other Post-Sale Company Entity to, split, combine, consolidate, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities;

(iv) shall not, and shall not permit any other Post-Sale Company Entity to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(v) shall not, and shall not permit any Post-Sale Company Entity to, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, any Post-Sale Company Entity or any securities of any Post-Sale Company Entity convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, any Company Entity, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except for (1) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price thereof, (2) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to Company Equity Awards and (3) the acquisition by the Company of Company Equity Awards in connection with the forfeiture of such awards;

(vi) shall not, and shall not permit any other Post-Sale Company Entity to, issue, deliver, sell, grant, dispose of, pledge or otherwise encumber or subject to any Lien any Equity Securities, in each case, except for the issuance or grant of shares of Company Common Stock upon the exercise of Company Options or pursuant to the settlement of Company PSUs and Company RSUs outstanding as of the date of this Agreement in accordance with their terms;

(vii) shall not, and shall not permit any other Company Entity to, grant any Company Equity Awards or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, except as set forth in Section 5.01(b)(vii) of the Company Disclosure Letter;

(viii) shall not, and shall not permit any other Company Entity to, (1) except (A) in ordinary course of business, (B) for grants of equity awards as provided in Section 5.01(b)(vii) and merit- or promotion-based increases in base salary consistent with past practice or grants or payments of bonus awards in the ordinary course of business or (C) with an effective time from and after the Education Closing with respect to any Education Employee, increase the compensation or benefits payable or to become payable to any Company Personnel, (2) other than in the ordinary course of business, establish, adopt, enter into, amend in any material respect or terminate any Company Benefit Plan (or any plan or agreement that would be a Company Benefit Plan if in existence on the date of this Agreement), (3) except as expressly set forth in the Education Transaction Documents, take any action to accelerate the time of vesting, funding or payment of any compensation or benefits for the Education Employees under any Company Benefit Plan, (4) enter into any collective bargaining agreement with any labor organization or (5) amend any Company Equity Awards; provided, however, that any Post-Sale Company Entity may (1) take any such action to the extent required by the terms of an existing Contract or Company Benefit Plan or (2) adopt or amend any Company Benefit Plan if the cost to the Company and its subsidiaries of providing benefits thereunder is not materially increased; provided, further, that in no event may any new participants be added to the Advisory Board Company Severance and Change in Control Plan;

(ix) shall not, and shall not permit any other Post-Sale Company Entity to, make, implement or adopt any change in financial accounting methods, principles or practices, except to the extent required by a change in applicable Law or GAAP or by any Governmental Authority (including the SEC or the Public Company Accounting Oversight Board), each as concurred by the Company’s independent registered public accountants;

(x) shall not, and shall not permit any other Post-Sale Company Entity to, (1) make any acquisition (including by merger, consolidation or acquisition of stock or assets) of any other Person or any material assets, deposits or properties of any other Person or (2) make any material investment in any other Person either by purchase of stock or securities, contributions to capital, property transfers or purchase of property or assets of any Person, except for acquisitions or investments for consideration that is not in excess of $5,000,000 in the aggregate;

(xi) shall not, and shall not permit any other Post-Sale Company Entity to, sell, transfer, lease, rent, license, assign, abandon, mortgage, encumber or otherwise dispose of any of its properties, legal entities or assets to any Person other than sales, transfers, leases, rents, licenses, assignments, abandonments, mortgages, or encumbrances in the ordinary course of business consistent with past practice, except, in each case, for any Education Assets;

(xii) shall not, and shall not permit any other Post-Sale Company Entity to, incur, assume, redeem, repurchase, prepay, defease, cancel, restructure, refinance or otherwise acquire, or modify the terms of, any Indebtedness or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (1) Indebtedness incurred in the ordinary course of business consistent with past practice in an aggregate principal amount not to exceed $5,000,000 outstanding at any time, (2) guarantees by the Company of existing Indebtedness of any wholly owned Post-Sale Company Entity or (3) borrowings under existing revolving credit facilities (or replacements thereof on comparable terms) or existing commercial paper programs in the ordinary course of business consistent with past practice; provided that any Indebtedness with respect to borrowed money incurred, assumed, redeemed, repurchased, restructured, refinanced, acquired, guaranteed or for which any Company Entity otherwise becomes liable under this Section 5.01(b)(xii) shall be subject to prepayment without penalty at any time; provided, further, that any Indebtedness with respect to borrowed money incurred, assumed, redeemed, repurchased, restructured, refinanced, acquired, guaranteed or for which any Education Entity otherwise becomes liable shall expressly acknowledge that the Post-Sale Company Entities will not be affiliated with the Education Entities following the closing of the Education Transaction, and shall release the Post-Sale Company Entities from any and all Liabilities in respect thereof at and following the closing of the Education Transaction;

(xiii) shall not, and shall not permit any other Company Entity (including any Education Entity) to, make any loans or advances to any other Person (other than any other Post-Sale Company Entity) in excess of $2,000,000 in the aggregate;

(xiv) shall not, and shall not permit any other Post-Sale Company Entity to, make any capital expenditure, except for capital expenditures (1) in accordance with the schedule set forth in Section 5.01(b)(xiv) of the Company Disclosure Letter, or (2) with respect to any capital expenditure not addressed by the foregoing clause (1), not to exceed $2,500,000;

(xv) shall not, and shall not permit any other Post-Sale Company Entity to, modify or amend in any material respect, or terminate or waive any material right under, any Material Contract or enter into any contract that would constitute a Material Contract if it were in effect on the date of this Agreement (except for any modification, amendment, termination, waiver or entry in the ordinary course of business consistent with past practice);

(xvi) other than in the ordinary course of business, shall not, and shall not permit any other Post-Sale Company Entity to, revoke or change any Tax election, change any method of Tax accounting, settle or compromise any material income Tax Liability or refund or file any amended Tax Return, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any analogous or similar provision of state, local or foreign Law), request any Tax ruling from any Governmental Authority, or surrender any claim for a material refund of Taxes, in each case, to the extent that doing so would reasonably be expected to result in a material incremental cost to Parent or any Post-Sale Company Entity after the Closing;

(xvii) shall not, and shall not permit any other Company Entity to, waive, release, assign, settle or compromise any material Claim (other than any Claim that is an Education Liability or that arises from an Education Asset) against any Company Entity, except for waivers, releases, assignments, settlements or compromises in the ordinary course of business consistent with past practice that, (A) with respect to the payment of monetary damages, the amount of monetary damages to be paid by the Company Entity does not exceed (I) the amount specifically reserved with respect thereto as reflected on the Company Financial Statements (including the notes thereto) or (II) $1,000,000, in the aggregate, or (B) with respect to any nonmonetary terms and conditions thereof, would not impose any material restrictions on any Post-Sale Company Entity’s business;

(xviii) shall not, and shall not permit any other Post-Sale Company Entity to, enter into any new line of business;

(xix) shall not, and shall not permit any other Post-Sale Company Entity to, other than in the ordinary course of business consistent with past practice, reduce the amount of insurance coverage or fail to renew or replace any existing material insurance policies;

(xx) shall not, and shall not permit any other Post-Sale Company Entity to, amend any material Permit in a manner that adversely impacts the ability of such Post-Sale Company Entity to conduct its business, or terminate or allow to lapse any material Permits;

(xxi) shall not, and shall not permit any other Post-Sale Company Entity to, cancel or allow to lapse or otherwise abandon any of their material Intellectual Property;

(xxii) shall not, and shall not permit any Company Entity to, amend or modify the engagement letter of the Company’s financial advisor in a manner that increases the fee or commission payable by any of the Company Entities; or

(xxiii) agree to take, authorize or enter into any Contract to do any of the foregoing.

(c) No Control of the Company’s Business. Parent acknowledges and agrees that (i) nothing in this Agreement, including Section 5.01(a) and Section 5.01(b), is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of any Company Entity prior to the Effective Time, and (ii) prior to the Effective Time, subject to the terms and conditions of this Agreement, the Company shall exercise complete control and supervision over the Company Entities’ respective operations.

(d) Advice of Changes. Each of Parent and the Company shall promptly advise the other orally and in writing of any change or event that would be reasonably expected to prevent or materially delay any of the conditions precedent described in Article VI from being satisfied.

(e) Education Transaction Matters. Except for (i) matters set forth in Section 5.01(a) of the Company Disclosure Letter or otherwise expressly permitted or required by this Agreement, the Education Transaction Documents or matters required by a Governmental Authority or by applicable Law or (ii) with the prior written consent of Parent, from the date of this Agreement until the Effective Time, the Company shall not, and shall cause each of the other Company Entities (including the Education Entities) not to, take any action with respect to the Education Entities, the Education Business, the Education Assets or the Education Liabilities that has the effect, directly or indirectly, of creating, imposing or increasing any material Liability that will be borne by the Surviving Corporation or any of its Subsidiaries following the Effective Time. Except with the prior written consent of Parent, from the date of this Agreement until the Effective Time, the Company shall not, and shall cause each of the other Company Entities (including the Education Entities) not to, transfer to any Education Entity any material asset that would otherwise have been an asset of a Post-Sale Company Entity following the Effective Time.

Section 5.02 No Solicitation by the Company; Company Board Recommendation.

(a) The Company shall not, and shall not authorize or permit any of its Affiliates or any of its and their respective Representatives to, (i) directly or indirectly solicit, initiate or knowingly encourage, induce or facilitate (including by way of furnishing non-public information relating to any Company Entity) any Company Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Company Takeover Proposal, in each case, except for this Agreement, the Education Transaction Documents and the Transactions, (ii) directly or indirectly conduct, continue or otherwise participate in any discussions or negotiations with any Person (except for the Company’s Affiliates and its and their respective Representatives or Parent and Parent’s Affiliates and its and their respective Representatives or Education Buyer and Education Buyer’s Affiliates and its and their respective Representatives) regarding, or furnish to any such Person, any nonpublic information with respect to, or cooperate in any way with any such Person with respect to, any Company Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Company Takeover Proposal, (iii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of Equity Securities of any Company entity or (iv) resolve to do any of the foregoing. The Company shall, and shall direct its Affiliates and its and their respective Representatives to, immediately cease all existing discussions or negotiations with any Person (except for the Company’s Affiliates and its and their respective Representatives or Parent and Parent’s Affiliates and its and their respective Representatives or Education Buyer and Education Buyer’s Affiliates and its and their respective Representatives) with respect to any actual or potential Company Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives.

(b) Notwithstanding anything to the contrary in this Agreement, at any time prior to the receipt of the Company Stockholder Approval, in response to the receipt of a written Company Takeover Proposal, which did not result from a breach of this Section 5.02, made after the date of this Agreement that the Company Board determines in good faith (after consultation with a financial advisor and outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal and that the failure to take action with respect thereto would be inconsistent with the Company Board’s fiduciary duties under applicable Law, the Company and its Representatives may (1) furnish information with respect to the Company Entities to the Person making such Company Takeover Proposal (and such Person’s Representatives) pursuant to an executed confidentiality agreement containing terms that are not less restrictive to the other party than those contained in the Confidentiality Agreement (such confidentiality agreement, an “Acceptable Confidentiality Agreement”); provided, however, that an Acceptable Confidentiality Agreement shall not be required to contain any standstill or similar provision; provided that the Company shall promptly (but in no event later than twenty-four (24) hours) deliver to Parent a copy of any Acceptable Confidentiality Agreement entered into by the Company; provided, further, that all such information has previously been made available to Parent or its Representatives or is made available to Parent or its Representatives contemporaneously with the provision of such information to such Person, and (2) participate in discussions regarding the terms of such Company Takeover Proposal, including terms of a Company Acquisition Agreement with respect thereto, and the negotiation of such terms and such Company Acquisition Agreement with the Person making such Company Takeover Proposal (and such Person’s Representatives). The Company shall promptly (and in any event within twenty-four (24) hours) notify Parent and Merger Sub if the Company commences furnishing non-public information or commences discussions or negotiations as provided in this Section 5.02(b).

(c) Except as set forth in Section 5.02(d), and except for the public disclosure of a Recommendation Change Notice, the Company Board shall not (i) withdraw, change, qualify, withhold or modify in any manner adverse to Parent, or propose publicly to withdraw, change, qualify, withhold or modify in any manner adverse to Parent, the Company Board Recommendation, (ii) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, any Company Takeover Proposal, (iii) fail to include the Company Board Recommendation in the Proxy Statement, (iv) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer (except for a recommendation against any such offer or a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act if in the good-faith judgment of the Company Board (after consultation with outside legal counsel) failure to so disclose would be inconsistent with its obligations under applicable Law (provided, that, for the avoidance of doubt, if any disclosure or other action taken pursuant to this clause includes a

Company Adverse Recommendation Change, such action or disclosure shall be deemed to be a Company Adverse Recommendation Change for all purposes under this Agreement)), (v) make any public statement inconsistent with the Company Board Recommendation; provided that any public statement that includes only factual statements and reaffirms the Company Board Recommendation shall not be a statement inconsistent with the Company Board Recommendation, or (vi) if a Company Takeover Proposal shall have been publicly announced or disclosed, either fail to recommend against such Company Takeover Proposal or fail to reaffirm the Company Board Recommendation promptly following a written request by Parent to do so (it being understood that (x) under no circumstances under this clause (vi) shall the Company Board be required to recommend against such Company Takeover Proposal and (y) the Company Board may satisfy its obligation under this clause (vi) by reaffirming the Company Board Recommendation) and in any event on or prior to the later of (1) the fifth (5th) Business Day after the delivery of such request by Parent and (2) ten (10) Business Days following public announcement or disclosure, but in any event at least two (2) Business Days prior to the date of the Company Stockholders Meeting (or any adjournment or postponement thereof) (any action in the foregoing clauses (i)–(v) being referred to as a “Company Adverse Recommendation Change”). Except as set forth in Section 5.02(a), Section 5.02(b) and Section 5.02(d), including any Acceptable Confidentiality Agreement contemplated by Section 5.02(b), the Company Board shall not authorize, cause, permit, approve or recommend, or propose publicly to authorize, cause, permit, approve or recommend, or allow the Company or any of its Affiliates or Representatives to execute or enter into, any letter of intent, term sheet, acquisition agreement, merger agreement, joint venture agreement, memorandum of understanding or similar agreement in principle, agreement or commitment constituting, or that would reasonably be expected to lead to, any Company Takeover Proposal, or requiring, or that would reasonably be expected to cause, the Company to abandon or terminate this Agreement (a “Company Acquisition Agreement”).

(d) Notwithstanding anything to the contrary in this Agreement, at any time prior to the receipt of the Company Stockholder Approval, in response to the Company’s receipt of a written Superior Proposal that did not result from a breach of this Section 5.02, the Company Board may make a Company Adverse Recommendation Change or authorize and direct the Company to terminate this Agreement pursuant to Section 7.01(c)(i), in either case if and only if, prior to taking such action, the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor) that the failure to make a Company Adverse Recommendation Change or to authorize and direct the Company to so terminate this Agreement would be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, however, that the Company Board may not make such a Company Adverse Recommendation Change or authorize or direct the Company so terminate this Agreement pursuant to Section 7.01(c)(i) unless (1) the Company Board has delivered to Parent prior written notice that the Company Board is prepared to make a Company Adverse Recommendation Change or to authorize and direct the Company terminate this Agreement pursuant to Section 7.01(c)(i) (a “Recommendation Change Notice”), which Recommendation Change Notice shall (A) include the basis for such action, (B) identify the Person making the Superior Proposal and (C) attach the most current draft of any proposed Company Acquisition Agreement with respect to such Superior Proposal and a copy of any related financing commitments in the Company’s possession or under its control (or, in each case, if not provided in writing to the Company, a written summary of the terms thereof), (2) if requested by Parent, during the five (5) Business Day period after delivery of the Recommendation Change Notice, the Company and its Representatives negotiate in good faith with Parent and its Representatives regarding any revisions to this Agreement, and (3) following 5:00 p.m. Washington, DC time on the last day of such five (5) Business Day period, the Company Board shall have determined (after consultation with outside legal counsel and a financial advisor), giving due consideration to the revisions to the terms of this Agreement to which Parent and Merger Sub have committed to in writing prior to 5:00 p.m. Washington, DC time on the last day of such five (5) Business Day period, that the Superior Proposal continues to constitute a Superior Proposal (assuming the revisions committed to in writing by Parent and Merger Sub were to be given effect) and that the failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, however, that, if any material revisions are made to any such Superior Proposal, the Company Board shall notify Parent of such revisions in writing and, if requested by Parent, during the two (2) Business Day period after delivery of such notice, the Company and its Representatives shall be required to comply with the requirements of the foregoing proviso of this Section 5.02(d) anew with respect to such additional notice (it being understood that all references in such proviso to “five (5) Business Days” or “five (5) Business Day period” shall be to “two (2) Business Days” or “two (2) Business Day period,” respectively).

(e) Notwithstanding anything to the contrary in this Agreement, at any time prior to the receipt of the Company Stockholder Approval, in response to a Company Intervening Event, the Company Board may make a Company Adverse Recommendation Change if and only if, prior to taking such action, the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor) that the failure to make a Company Adverse Recommendation Change would be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, however, that the Company Board may not make such a Company Adverse Recommendation Change unless (1) the Company Board has delivered to Parent prior written notice that the Company Board is prepared to make a Company Adverse Recommendation Change (an “Intervening Event Notice”), which Intervening Event Notice shall identify in reasonable detail the applicable Company Intervening Event and the potential reasons that the Company Board is proposing to effect a Company Adverse Recommendation Change, (2) during the five (5) Business Day period after delivery of the Intervening Event Notice, the Company and its Representatives negotiate in good faith with Parent and its Representatives regarding any revisions to this Agreement, and (3) following the end of such five (5) Business Days period, the Company Board shall have determined (after consultation with outside legal counsel and a financial advisor), giving due consideration to the revisions to the terms of this Agreement to which to which Parent and Merger Sub has committed to in writing prior to 5:00 p.m. Washington, DC time on the last day of such five (5) Business Day period, that the Company Intervening Event is continuing and that the failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(f) The Company shall promptly (and in any event within twenty-four (24) hours) advise Parent orally and in writing of any Company Takeover Proposal or a request for information relating to any Company Entity that is reasonably likely to lead to or that contemplates a Company Takeover Proposal, the material terms and conditions of any such Company Takeover Proposal (including an unredacted copy of such Company Takeover

Proposal or, where such Company Takeover Proposal is not in writing, a description of the terms thereof) and the identity of the Person making any such Company Takeover Proposal. The Company shall keep Parent reasonably informed on a current basis of the material terms and status (including any change to the terms thereof) of any Company Takeover Proposal, including by promptly (and in no event later than twenty-four (24) hours after receipt) providing to Parent copies of any correspondence, proposals, indications of interest and draft agreements relating to such Company Takeover Proposal, and by providing Parent with prior written notice, contemporaneously with notice to the Company Board, of any meeting of the Company Board at which the Company Board is reasonably expected to consider any Company Takeover Proposal. The Company agrees that the Company Entities will not enter into any agreement with any Person that prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 5.02.

(g) Nothing in this Section 5.02 shall prohibit the Company from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act if, in the good-faith judgment of the Company Board (after consultation with outside legal counsel) failure to so disclose would be inconsistent with its obligations under applicable Law; provided, that, for the avoidance of doubt, if any disclosure or other action taken pursuant to this Section 5.02(g) includes a Company Adverse Recommendation Change, such action or disclosure shall be deemed to be a Company Adverse Recommendation Change for all purposes under this Agreement.

(h) For purposes of this Agreement:

(i) “Company Takeover Proposal” means any bona fide inquiry, proposal, indication of interest or offer (whether or not in writing) from any Person (other than Parent, Merger Sub or any of their Affiliates), with respect to any (1) merger, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution, extraordinary dividend or similar transaction involving the Company pursuant to which any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act, a “group”) of Persons would hold securities representing 20% or more of the capital stock of the Company or 20% or more of the total outstanding voting power of the Company, (2) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution, extraordinary dividend, partnership, joint venture, sale of capital stock of or other equity interests in a Company Subsidiary or otherwise), in one transaction or a series of related transactions, of any business or assets of the Post-Sale Company Entities constituting or representing 20% or more of the consolidated revenues, net income or assets of the Post-Sale Company Entities, taken as a whole, (3) issuance, sale or other disposition, directly or indirectly, to any Person or “group” of Persons in one transaction or a series of related transactions, of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing, directly or indirectly, 20% or more of the voting power of the Company, (4) transaction or series of transactions (including any tender offer or exchange offer) in which any Person or “group” of Persons would acquire (in the case of a tender offer or exchange offer, if consummated), directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the capital stock of the Company or 20% or more of the voting power of the Company or (5) any combination of the foregoing.

(ii) “Superior Proposal” means a written Company Takeover Proposal (provided that, for purposes of this definition, references in the definition of Company Takeover Proposal to “20% or more” shall be deemed references to “50% or more”), which the Company Board determines in good faith, after consultation with outside legal counsel and a financial advisor, is reasonably likely to be consummated in accordance with its terms, and, after taking into account the legal, financial, regulatory and other aspects of such Company Takeover Proposal, including the identity of the Person making such Company Takeover Proposal and financing terms thereof, and such other factors of such Company Takeover Proposal that are deemed relevant by the Company Board, is more favorable to the Company Stockholders from a financial point of view than the transactions contemplated by this Agreement (after taking into account any proposed revisions to the terms of this Agreement and the Education Purchase Agreement that are committed to in writing and binding on Parent and Merger Sub or the Education Buyer or the Education Buyer’s Affiliates, as applicable (including pursuant to Section 5.02(d)).

(iii) “Company Intervening Event” means any material fact, circumstance, effect, change, event or development that (1) does not relate to a Company Takeover Proposal or the Education Transaction, (2) was unknown to and not reasonably foreseeable by the Company Board on or prior to the date of this Agreement and (3) becomes known to or by the Company Board prior to the receipt of the Company Stockholder Approval; provided, however, that in no event shall any of the following constitute a Company Intervening Event: (A) any change in applicable Law, regulation or GAAP, (B) any change generally affecting the industries in which any Post-Sale Company Entity operates, (C) any change in general economic conditions, (D) changes in the market price or trading volume of Company Common Stock in and of themselves (provided that the underlying factors contributing to any such change may be deemed to constitute, or may be taken into account in determining whether there has been, a Company Intervening Event, unless such underlying factors would otherwise be excluded from the definition of Company Intervening Event), (E) compliance with or performance under this Agreement, the Education Transaction Documents or the Transactions, (F) the fact, in and of itself, that the Company Entities exceed internal or published projections (provided that the underlying factors contributing to any such exceedance may be deemed to constitute, or may be taken into account in determining whether there has been, a Company Intervening Event, unless such underlying factors would otherwise be excluded from the definition of Company Intervening Event), or (G) changes in the market price or trading volume of Parent Common Stock.

Section 5.03 Access to Information; Confidentiality.

(a) Subject to applicable Law and the Confidentiality Agreement, the Company shall, and shall cause each of the other Company Entities to, provide Parent and its Representatives reasonable access (at Parent’s sole cost and expense), during normal business hours and upon reasonable advance notice, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 7.01, to the Company Entities’ properties, books and records, Contracts, commitments, personnel, Tax Returns, Representatives, accountant work papers, permits, licenses and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Law, except, in each case, for any asset or any Liability that relates solely and exclusively to the Education Business, and, during such period, the Company shall, and shall cause each of the other Company Entities to, without limitation to the preceding obligations, make available to Parent all other information concerning its business, properties and personnel as Parent may reasonably request, except for information solely and exclusively concerning the Education Business; provided, however, that the Company may withhold from Parent or its Representatives any document or information that (i) is prohibited from being so disclosed pursuant to any material confidentiality or nondisclosure agreement entered into between a Company Entity and a third party (provided that the Company shall use its reasonable best efforts to obtain the required consent of such third party to disclose such document or information) or (ii) is subject to any attorney–client privilege (provided that the Company shall use its commercially reasonable efforts to allow the disclosure of such document or information (or as much of it as possible) in a manner that does not result in a loss of attorney–client privilege).

(b) All documents and information exchanged pursuant to this Section 5.03 shall be subject to the letter agreement, dated as of March 2, 2017, between the Company and Parent (the “Confidentiality Agreement”), as if Merger Sub was also subject to the obligations of Parent under the Confidentiality Agreement.

Section 5.04 Preparation of Proxy Statement; Company Stockholders Meeting.

(a) As promptly as reasonably practicable after the date of this Agreement and in any event no later than twenty (20) Business Days after the date of this Agreement, the Company shall prepare and cause to be filed with the SEC a proxy statement to be mailed to the Company Stockholders relating to the Company Stockholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) in preliminary form. Each of Parent and Merger Sub shall furnish all information concerning itself and its Affiliates to the Company and provide such other assistance as may be reasonably requested by the Company or the Company’s outside legal counsel in connection with the preparation, filing and distribution of the Proxy Statement.

(b) SEC Comments; Inclusion of Company Board Recommendation.

(i) If, prior to the expiration of the ten (10) day waiting period provided in Rule 14a-6 under the Exchange Act, the Company does not receive either (1) comments from the SEC on the preliminary Proxy Statement or (2) notice from the SEC that it will review the preliminary Proxy Statement, then the Company shall file definitive proxy materials (including the definitive Proxy Statement) with the SEC and cause the definitive Proxy Statement to be mailed to the Company Stockholders as soon as reasonably practicable, and in any event not later than five (5) Business Days after the expiration of such waiting period.

(ii) The Company shall promptly notify Parent after the receipt of any comments from the SEC or any other Governmental Authority with respect to, or any request from the SEC or any other Governmental Authority for amendments or supplements to, the

Proxy Statement and shall provide Parent with copies of all correspondence between it and its Affiliates and Representatives, on the one hand, and the SEC or any other government officials, on the other hand. If the Company receives either (1) comments from the SEC on the preliminary Proxy Statement or (2) notice from the SEC that it will review the preliminary Proxy Statement, then, in either case, each of the Company and Parent shall use its reasonable best efforts (1) to respond as promptly as reasonably practicable to any comment from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement and (2) to have the SEC advise the Company as promptly as reasonably practicable that the SEC has no further comments on the Proxy Statement. If the Company receives either (A) comments from the SEC on the preliminary Proxy Statement or (B) notice from the SEC that it will review the preliminary Proxy Statement, then, in either case, the Company shall file the Proxy Statement in definitive form with the SEC and cause such definitive Proxy Statement to be mailed to the Company Stockholders as promptly as reasonably practicable, and in any event no later than three (3) Business Days, after the SEC advises the Company that the SEC has no further comments on the Proxy Statement.

(iii) Unless the Company Board has made a Company Adverse Recommendation Change in accordance with Section 5.02, the Company shall include the Company Board Recommendation in the Proxy Statement filed in preliminary form and in the Proxy Statement filed in definitive form.

(c) Notwithstanding anything to the contrary herein, prior to filing the preliminary Proxy Statement with the SEC, responding to any comment from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement or mailing the Proxy Statement in definitive form to Company Stockholders, the Company shall (1) provide Parent with a reasonable opportunity to review and comment on such document or response and consider in good faith any of Parent’s comments thereon, and (2) to the extent reasonably practicable, permit Parent and its outside counsel to participate in all communications with the SEC (including all meetings and telephone conferences) relating to the Proxy Statement.

(d) If, prior to the Effective Time, any event occurs with respect to Parent or any Affiliate of Parent, or any change occurs with respect to other information supplied by Parent or Merger Sub for inclusion in the Proxy Statement, that is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall promptly notify the Company of such event or change, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to the Company Stockholders. Nothing in this Section 5.04(d) shall limit the obligations of any Party under Section 5.04(a).

(e) If, prior to the Effective Time, any event occurs with respect to any Company Entity, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement, that is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly notify Parent of such event or change, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to the Company Stockholders. Nothing in this Section 5.04(e) shall limit the obligations of any Party under Section 5.04(a).

(f) The Company shall, as promptly as reasonably practicable after the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold the Company Stockholders Meeting, and unless the Company Board has made a Company Adverse Recommendation Change in accordance with Section 5.02, the Company shall use its reasonable best efforts to (i) solicit proxies from the Company Stockholders in favor of adoption of this Agreement and (ii) obtain the Company Stockholder Approval.

(g) Notwithstanding anything to the contrary in this Agreement, the Company may delay convening, postpone or adjourn the Company Stockholders Meeting:

(i) with Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed);

(ii) after consultation with Parent, (1) due to the absence of a quorum or (2) to solicit additional proxies if, at the time of such delay, postponement or adjournment, the Company has not received proxies representing a sufficient number of shares of Company Common Stock for the Company Stockholder Approval to be received at the Company Stockholders Meeting, whether or not a quorum is present; or

(iii) after consultation with Parent, to allow reasonable additional time for (1) the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and (2) for such supplemental or amended disclosure to be disseminated and reviewed by the Company Stockholders prior to the Company Stockholders Meeting;

(h) In the event that the Company Board delivers a Recommendation Change Notice or an Intervening Event Notice in accordance with Section 5.02(d) or Section 5.02(e) within five (5) Business Days before the Company Stockholder Meeting, Parent may request in writing that the Company postpone the Company Stockholders Meeting for up to five (5) Business Days and the Company shall promptly, and in any event no later than the Business Day after delivery of such request, postpone the Company Stockholders Meeting in accordance with Parent’s direction; provided, however, that nothing in this Section 5.04(h) shall prohibit or otherwise restrict, limit or delay the Company right to terminate this Agreement pursuant to Section 7.01(c)(i).

(i) The Company shall be responsible for 100% of the fees, costs and expenses (except for the fees, costs and expenses of the Company’s advisors), including any filings fees, associated with the preparation, filing and mailing of the Proxy Statement.

Section 5.05 Further Actions; Regulatory Approvals; Required Actions.

(a) Subject to the terms and conditions of this Agreement, each Party shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper and advisable to cause the conditions to the Closing set forth in Article VI to be satisfied as promptly as reasonably practicable and to effect the Closing as promptly as reasonably practicable, including (i) making, as promptly as practicable, all necessary Filings with Governmental Authorities or third parties, excluding the filing of the Proxy Statement and any other Filings required in connection therewith, (ii) taking, or causing to be taken, all actions necessary, proper or advisable to obtain the HSR Clearance as promptly as practicable and all other Consents of Governmental Authorities or third parties that are necessary to consummate the Merger as promptly as practicable and (iii) executing and delivering, as promptly as practicable, any reasonable additional instruments that are necessary to consummate the Merger. Parent shall be responsible for 100% of any filing fees under the HSR Act incurred in connection with the transactions contemplated by this Agreement (excluding, for the avoidance of doubt, the Education Transaction).

(b) In connection with and without limiting the generality of Section 5.05(a), and subject to Section 5.05(c), each of Parent and the Company shall use their respective reasonable best efforts to:

(i) (1) file or cause to be filed with the Department of Justice and the Federal Trade Commission, in consultation and cooperation with the other, as promptly as practicable after the date of this Agreement and, in any event, no later than ten (10) days after the date of this Agreement, an appropriate Notification and Report Form pursuant to the HSR Act relating to the Merger and (2) request early termination of the waiting period under the HSR Act that is applicable to the transactions contemplated by this Agreement, including the Merger;

(ii) solely with respect to Parent, (1) in consultation and cooperation with the Company, (i) file or cause to be filed with the Department of Justice and the Federal Trade Commission, as promptly as practicable after the date of this Agreement and, in any event, no later than ten (10) days after the date of this Agreement, the Secondary Acquisition Notification and (ii) prior to the filing of the Secondary Acquisition Notification with the Department of Justice and the Federal Trade Commission, notify Evolent in writing of Parent’s intention to make the Secondary Acquisition Filing, which notice shall comply, in form and substance, with the HSR Act in all material respects and (2) request early termination of the waiting period under the HSR Act that is applicable to the transactions contemplated by the Secondary Acquisition Notification;

(iii) make or cause to be made, in consultation and cooperation with the other, as promptly as practicable after the date of this Agreement, all other necessary, proper or advisable Filings under any Antitrust Law with respect to the Merger;

(iv) make or cause to be made, as promptly as practicable after the date of this Agreement, all other necessary Filings with other Governmental Authorities relating to the Merger;

(v) furnish to the other all assistance, cooperation and information reasonably required for any such Filing and in order to achieve the effects set forth in this Section 5.05;

(vi) unless prohibited by applicable Law or by a Governmental Authority, give the other reasonable prior notice of any such Filing and, to the extent reasonably practicable, of any communication with any Governmental Authority relating to the Merger (including with respect to any of the actions referred to in this Section 5.05(b)) and, to the extent reasonably practicable, permit the other a reasonable opportunity to review and discuss in advance, and consider the views of, and secure the participation of, the other in connection with any such Filing or communication;

(vii) respond as promptly as practicable to any inquiries received from any Governmental Authority or any other authority enforcing applicable Antitrust Laws for additional information or documentation in connection with antitrust, competition or similar matters (including a “second request” under the HSR Act); provided that the Parties agree that Parent shall have the principal, but not sole, responsibility to devise the strategy for all filings, notifications, submissions and communications in connection with any Filing pursuant to Antitrust Laws subject to this Section 5.05, so long as such strategy complies with the terms and conditions of this Agreement; provided, further, that each of Parent and the Company shall consult with the other with respect to such strategy and consider in good faith the views of the other with respect to such strategy;

(viii) unless prohibited by applicable Law or a Governmental Authority, (1) not participate in or attend any meeting (whether in person or via telephone) with any Governmental Authority in respect of the Merger without the other Party, (2) keep the other Party reasonably apprised with respect to any meeting or substantive conversation with any Governmental Authority in respect of the Merger, (3) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement or the Merger, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Authority and (4) furnish the other Party with copies of all substantive correspondence, Filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any Governmental Authority or members of any Governmental Authority’s staff, on the other hand, with respect to this Agreement or the Merger; provided, however, that the Parties shall be permitted to redact any correspondence, Filing or communication (i) to the extent such correspondence, Filing or communication contains references concerning the valuation of the Company and the Merger or (ii) as necessary to address reasonable privilege concerns; and

(ix) Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.05 as “Antitrust Counsel Only Material,” and such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel.

For the avoidance of doubt, this Section 5.05(b) shall not apply with respect to Tax matters.

(c) Parent and the Company shall, and shall cause their respective Affiliates to, use reasonable best efforts to (i) have vacated, lifted, reversed or overturned any Judgment that is in effect, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing on or before the End Date and (ii) defend (with sufficient time for resolution in advance of the End Date) through litigation on the merits against any administrative or judicial Claim (including any Claim seeking a temporary restraining order or preliminary injunction) that is threatened or instituted challenging any of the transactions contemplated by this Agreement as violative of any Antitrust Law, unless any action or the results of any action taken with respect to (i) or (ii) would, individually or in the aggregate, have a material adverse effect on the Company Entities, taken as a whole.

(d) Notwithstanding the foregoing or anything in this Agreement to the contrary, and except as expressly set forth in this Agreement, in no event shall Parent or any of its Affiliates be required to, and the Company and its Affiliates shall not, without the prior written consent of Parent, (i) pay any sums or concede anything of value in excess of $100,000, except, in each case, for costs and expenses of the Company Entities’, Parent’s and their respective Affiliates’ respective advisors or as required by the last sentence of Section 5.05(a), (ii) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or Parent or their respective Subsidiaries or Affiliates, or otherwise take or commit to take any action that could reasonably limit Parent’s, the Company’s or any of their Affiliates’ freedom of action with respect to, or their ability to retain, one or more businesses, product lines or assets, (iii) terminate, modify or extend any existing relationships and contractual rights and obligations of the Company or Parent or their respective Subsidiaries or Affiliates, (iv) establish or create any relationships and contractual rights and obligations of the Company or Parent or their respective Subsidiaries or Affiliates, (v) terminate any relevant venture or other arrangement and (vi) effectuate any other change or restructuring of the Company or Parent or their respective Subsidiaries or Affiliates (and, in each case, to enter into agreements or stipulate to the entry of a Judgment), in each case under this Section 5.05(d), solely in order to obtain any Consent of a Governmental Authority contemplated by this Section 5.05.

(e) Parent shall promptly notify the Company, and the Company shall promptly notify Parent, of any notice or other communication from any Person alleging that such Person’s Consent is or may be required in connection with the Merger.

Section 5.06 Transaction Litigation. The Company shall promptly (and in any event within forty-eight (48) hours) notify Parent of the commencement of any stockholder litigation arising from this Agreement, the other documents relating to the transactions contemplated by this Agreement, the Education Transaction Documents or the Transactions that is brought against the Company, its executive officers or members of the Company Board (“Transaction Litigation”) and shall keep Parent reasonably informed regarding any Transaction Litigation. Without limiting the preceding sentence, the Company shall give Parent (a) the opportunity to participate in the defense, settlement, understanding or other agreement with respect to any Transaction Litigation, including the opportunity to review and comment on all Filings or responses to be made by the Company in connection with any Transaction Litigation, and the

Company shall consider any such comments in good faith. The Company agrees that, without Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed to the extent that such settlement only requires (x) the issuance of additional disclosure or (y) the payment of money if the amount of money to be paid in connection with such settlement does not exceed any insurance proceeds that the Company reasonably expects to receive with respect to such Claim and any deductible in respect thereof, but may otherwise be given in Parent’s sole discretion), the Company shall not offer to make or make any payment with respect to any Transaction Litigation or to enter into any settlement, understanding or other agreement relating to any Transaction Litigation.

Section 5.07 Section 16 Matters. Prior to the Effective Time, each of the Company, Parent and Merger Sub shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) directly resulting from the Merger by each individual who shall be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.08 Public Announcements. Except with respect to (a) a Company Adverse Recommendation Change or a Recommendation Change Notice, or (b) a press release or other public statement that is consistent in all material respects with previous press releases, public disclosures or public statements made by a Party in accordance with this Agreement, including in investor conference calls, filings with the SEC, Q&As or other publicly disclosed documents, in each case under this clause (b), to the extent such disclosure is still accurate, the Parties shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other written public statement with respect to this Agreement or the Merger and shall not issue any such press release or make any such written public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The Company and Parent agree that the initial press release to be issued with respect to the Transactions shall be in a form reasonably agreed to by the Parties and Education Buyer. Except for such initial press release or as required by applicable Law, prior to the Closing, neither Parent nor Merger Sub shall issue any press release or other written public statement about the Education Transaction, the Education Transaction Documents or Education Buyer without the Company’s prior written consent.

Section 5.09 Fees, Costs and Expenses. Except as provided otherwise in this Agreement, including Section 5.05(a) and Article VII, all fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such fees, costs or expenses, whether or not the Closing occurs.

Section 5.10 Indemnification, Exculpation and Insurance.

(a) Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors, officers or employees of the Post-Sale Company Entities as provided in their respective Organizational Documents and any written indemnification or other similar Contracts of any Post-Sale Company Entity that are set forth in

Section 5.10(a) of the Company Disclosure Letter (the “Company Indemnity Agreements”), in each case, as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms to the extent permitted by applicable Law, and Parent shall cause the Surviving Corporation and the other Post-Sale Company Entities to perform their respective obligations thereunder. For a period of six (6) years from and after the Effective Time, Parent shall not permit any indemnification, advancement of expenses or exculpation provision in such Organizational Documents or any Company Indemnity Agreement to be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the Company Indemnified Parties thereunder, unless any such amendment, repeal or modification is required by applicable Law. Without limiting the foregoing, for a period of six (6) years from and after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless each individual who is a current or former director, officer or employee of any Post-Sale Company Entity and each individual who becomes, prior to the Effective Time, a director, officer or employee of any Post-Sale Company Entity or who is, as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of any Post-Sale Company Entity as a director, officer or employee of another Person (the “Company Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable and documented fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any Claim, whether civil, criminal, administrative or investigative, existing or occurring at or prior to the Effective Time (including this Agreement, the Merger and the other transactions contemplated by this Agreement), arising out of or pertaining to the fact that the Company Indemnified Party is or was a director, officer or employee of any Post-Sale Company Entity or is or was serving at the request of any Post-Sale Company Entity as a director, officer or employee of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the applicable Organizational Document and required under the applicable Company Indemnity Agreement, if any. In the event of any such Claim, each Company Indemnified Party shall be entitled to advancement of reasonable and documented expenses incurred in the defense of any such Claim from Parent to the fullest extent permitted under the applicable Organizational Document and required under the applicable Company Indemnity Agreement, if any, after receipt by Parent from the Company Indemnified Party of a request therefor; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Any determination required to be made with respect to whether any Company Indemnified Party’s conduct complies with an applicable standard under the applicable Organizational Documents of the Post-Sale Company Entities or applicable Company Indemnity Agreements, as the case may be, shall be made by independent legal counsel selected by the Company Indemnified Party and reasonably acceptable to Parent.

(b) In the event that Parent or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its assets to any Person, then, and in each such case, Parent or the Surviving Corporation or their successors or assigns, as applicable, shall use reasonable best efforts to cause the successors and assigns of Parent or the Surviving Corporation or their successor or assigns, as applicable, to assume the covenants and agreements set forth in this Section 5.10.

(c) Prior to the Closing Date, the Company shall purchase “tail” directors’ and officers’ liability insurance coverage, with a duration of not less than six (6) years, for the Company and its current and former directors, officers and employees who are covered by the directors’ and officers’ liability insurance coverage currently maintained by the Company, with such “tail” to provide coverage in an amount not less than the existing coverage and to have terms not less favorable in the aggregate to the insured persons than the directors’ and officers’ liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time for a period of not less than six (6) years after the Closing Date; provided that in no event shall the cost of any such tail policy in respect of any one (1) policy year exceed the 200% of the current aggregate annual premium. Parent shall cause the Surviving Corporation to maintain such policies in full force and effect for the duration of such policy.

(d) The provisions of this Section 5.10 (i) shall survive consummation of the Merger and (ii) are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party, his or her heirs and his or her representatives, all of which, are express third-party beneficiaries of this Section 5.10.

Section 5.11 Employee Matters.

(a) During the period commencing at the Effective Time and ending on December 31, 2018 (such period, the “Continuation Period”), Parent shall, and shall cause the Surviving Corporation to, provide each individual who is employed by a Post-Sale Company Entity immediately prior to the Effective Time and who remains employed thereafter by the Surviving Corporation, Parent or any of their Subsidiaries (each, a “Company Employee”) with (1) base salary or wage rate and incentive compensation opportunity (excluding any equity incentives and the Company ESPP, any retention or transaction bonuses or special one-time payments) no less favorable than those provided to each such Company Employee immediately prior to the Effective Time and (2) employee benefits (excluding equity-based compensation awards and the Company ESPP) that (A) are no less favorable in the aggregate than those provided to such Company Employee immediately prior to the Effective Time or, in Parent’s discretion, (B) are no less favorable than those provided to similarly situated employees of Parent and its Subsidiaries. Without limiting the generality of the foregoing, during the Continuation Period, Parent shall provide, or shall cause the Surviving Corporation or any of their respective Subsidiaries to provide, severance payments and benefits to each Company Employee whose employment is terminated during such period that are no less favorable than the severance payments and benefits that such Company Employee is eligible to receive under any applicable severance plan, policy, practice or arrangement sponsored or maintained by any Post-Sale Company Entity in accordance with the terms of such arrangement as in effect immediately prior to the Effective Time.

(b) From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation or any of their respective Subsidiaries to, assume and honor the employment, severance, retention, termination and change of control plans, policies, programs, agreements and arrangements listed in Section 5.11(b) of the Company Disclosure Letter in accordance with their terms as in effect immediately prior to the Effective Time, including such terms pertaining to any right to amend or terminate. Parent hereby acknowledges that the Closing shall constitute a “change in control” (or similar term) of the Company under the terms of the Company Benefit Plans, as applicable.

(c) For all purposes (including purposes of vesting, eligibility to participate and level of benefits but not for purposes of defined benefit pension accrual or other plan providing for post-employment benefits, or for purposes of eligibility for retirement vesting under the equity incentive plans of Parent) under the employee benefit plans of Parent and its Subsidiaries (exclusive of any Company Entity) providing benefits to any Company Employee after the Closing Date, which, for the avoidance of doubt, shall exclude any employee benefit plans that are frozen or grandfathered as of the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with any Company Entity and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Closing Date; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in each New Plan providing medical, dental, pharmaceutical and/or vision benefits to the extent coverage under such New Plan is replacing comparable coverage under a Company Benefit Plan in which such Company Employee participated immediately before the Closing Date (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall, or shall cause its Subsidiaries to, use commercially reasonable efforts to cause (1) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plans of any Post-Sale Company Entity in which such Company Employee participated immediately prior to the Closing Date (except that, such waiver shall not apply to any insurance policy of Parent that imposes an actively-at-work requirement or to Parent’s employee supplemental life insurance election options, with or without “Accidental Death and Dismemberment,” of (A) one (1) times or two (2) times salary for coverage greater than $500,000 or (B) three (3) times or four (4) times salary, to the extent such evidence of insurability is required under Contract by Parent’s employee supplemental life insurance) and (2) any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan, subject to the Company providing adequate data to Parent, in a format required by Parent.

(d) Company Incentive Plan.

(i) For the year in which the Effective Time occurs, Parent shall, or shall cause the Surviving Corporation to, pay to each participant in an annual incentive plan or program maintained by any Post-Sale Company Entity (each, a “Company Incentive Plan”) a cash bonus in respect of such plan year in an amount equal to the cash bonus amount payable under the applicable Company Incentive Plan based on the actual level of achievement of the applicable performance criteria for such plan year, with such level of achievement (1) measured during the period from and including the first date of such plan year through and including the end of the calendar month immediately preceding the month in which the Closing Date occurs, (2) determined by the Compensation Committee of the Company Board in the ordinary course of business and consistent with past practice but without regard to any costs and expenses associated with the transactions contemplated by the Agreement or any non-recurring events that would not reasonably be expected to have affected the Post-Sale Company Entities had the transactions contemplated by the Agreement not arose, and (3) annualized through the end of the quarter in which the Closing Date occurs. Such bonus amounts shall be paid, less any required withholding Taxes, on or about the date on which the Company would normally pay annual bonuses in the first calendar quarter of the year following the year in which the Closing Date occurs and in no event later than March 15 of the year following the year in which the Closing Date occurs (or, if earlier, upon a termination of employment as set forth in clause (ii) below). Following the completion of the quarter in which the Closing Date occurs, Parent, in its sole discretion, may choose to continue the participation of any Company Employee in a Company Incentive Plan or transition such employee to an incentive plan of Parent, subject to the terms of
Section 5.11(a).

(ii) If a Company Employee experiences a termination of employment following the Effective Time and prior to the payment of the bonus amount provided in Section 5.11(d)(i) (the “Annual Bonus Amount”) under circumstances that entitle such Company Employee to receive severance under a Company Benefit Plan or applicable statutory requirements, such Company Employee shall receive a lump sum cash bonus equal to such Company Employee’s Annual Bonus Amount multiplied by a fraction, the numerator of which is the number of days from and including the first date of such plan year through and including the date of such Company Employee’s termination of employment, and the denominator of which is 365; provided that the foregoing shall not apply to the extent that its application would result in a duplication of a prorated bonus amount provided to such Company Employee under the terms of an applicable Company Benefit Plan. Such bonus shall be paid, less any required withholding Taxes, as soon as reasonably practicable following the date of such Company Employee’s termination of employment.

(e) If requested by Parent in writing delivered to the Company not less than ten (10) Business Days prior to the Effective Time, the Company Board (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is reasonably necessary to terminate the Company’s Executive Non-Qualified Excess Plan, effective as of the day prior to the Effective Time, in accordance with Section 409A of the Code and the guidance thereunder. If the Company’s Executive Non-Qualified Excess Plan is terminated as described herein, any participant in such plan who satisfies the eligibility requirements to participate in a similar non-qualified deferred compensation plan maintained by Parent shall be eligible to commence participation in such similar plan maintained by Parent.

(f) If requested by Parent in writing delivered to the Company not less than ten (10) Business Days prior to the Effective Time, the Company Board (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is reasonably necessary to terminate the Company’s 401(k) plan (the “Company 401(k) Plan”), effective as of immediately prior to the Effective Time and contingent upon the occurrence of the Effective Time. In the event that Parent requests that the Company 401(k) Plan be terminated, the Company shall provide Parent with evidence that such Company 401(k) Plan has been terminated (the form and substance of which shall be subject to review and approval by Parent, which shall not be unreasonably withheld) not later than the day immediately preceding the Effective Time. In such event, the Company and Parent shall take any and all action as may be required, including amendments to the Company 401(k) Plan and/or Parent’s or its Affiliate’s applicable 401(k) plan (the “Parent 401(k) Plan”) to permit the Company Employees to make rollover contributions of  “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), in the form of cash or notes (in the case of loans) in an amount equal to the full account balance distributed to such Company Employee from the Company 401(k) Plan to the Parent 401(k) Plan. If the Company 401(k) Plan is terminated as described herein, each Company Employee shall be eligible to commence participation in a Parent 401(k) Plan as soon as administratively practicable after the Closing Date.

(g) If requested by Parent in writing delivered to the Company not less than ten (10) Business Days prior to the Effective Time (with such request to be made only in the event Parent does not request that the Company 401(k) Plan be terminated pursuant to Section 5.11(f)), the Company Board (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is reasonably necessary to delegate plan administration authority for the Company 401(k) Plan to UnitedHealth Group Incorporated’s Employee Benefits Plans Administrative Committee and investment authority for the Company 401(k) Plan to UnitedHealth Group Incorporated’s Employee Benefits Plans Investment Committee, effective as of the Closing Date and contingent upon the occurrence of the Effective Time. In the event that Parent requests that the Company delegate such authority with respect to the Company 401(k) Plan, the Company shall provide Parent with evidence of such delegation (the form and substance of which shall be subject to review and approval by Parent) not later than the day immediately preceding the Effective Time.

(h) Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 5.11 are solely for the benefit of the parties to this Agreement, and no provision of this Section 5.11 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and no Company Personnel or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions of this Agreement including in respect of continued employment (or resumed employment). Nothing in this Agreement shall alter the at-will employment relationship of any Company Employee.

Section 5.12 Merger Sub.

(a) As soon as possible after the execution and delivery of this Agreement, Parent shall adopt this Agreement in its capacity as the sole stockholder of Merger Sub.

(b) Prior to the Effective Time, Merger Sub shall not engage in any activity of any nature except for activities related to or in furtherance of Merger or the Transactions.

(c) Parent hereby guarantees the payment performance and discharge by Merger Sub of, and compliance by Merger Sub with, all of the covenants and agreements of Merger Sub under this Agreement.

Section 5.13 Education Transaction Matters.

(a) Without the prior written consent of Parent, the Company shall not (i) amend, modify or waive any provision of any Education Transaction Document, any of the documents or transactions contemplated by the Education Transaction Documents, or any term or condition of the Education Transaction in any, other than a de minimis, manner, or the Company’s post-Closing rights and obligations under the Education Transaction Documents, or the terms, conditions or costs of any transition services or similar matters, whether or not included in the Transition Services Agreement, (ii) fail to comply, in all material respects, with its covenants and obligations under the Education Transaction Documents or (iii) terminate the Education Purchase Agreement, which consent shall not be unreasonably withheld, conditioned or delayed with respect to the foregoing clauses (i) and (iii). The Company agrees to promptly (and in any event within twenty-four (24) hours) notify Parent if the Education Purchase Agreement is terminated for any reason or if the Education Transaction becomes subject to a Law or Judgment, whether preliminary, temporary or permanent, that would restrain, enjoin, prevent, prohibit or make illegal the consummation of the Education Transaction.

(b) Subject to Section 5.01(a) and this Section 5.13, to the extent reasonably requested by the Company, Parent and Merger Sub shall reasonably cooperate with the Company in causing the consummation of the Education Transaction and the Closing to occur and be effected on the same date, with the Education Closing to immediately precede the Closing, in each case, on the terms and subject to the conditions set forth in this Agreement and the Education Purchase Agreement.

(c) Nothing in this Agreement shall prohibit or restrict the Company or any of its Affiliates from taking any action expressly required by the Education Transaction Documents provided to Parent in final form prior to the execution and delivery of this Agreement and to the extent amended, modified or waived into in accordance with Section 5.13(a)(i).

Section 5.14 Repayment of Debt. At least three (3) Business Days prior to the Closing Date, the Company shall deliver, or cause to be delivered, to Parent a Payoff Letter and all documentation necessary to release the Company and the other Company Entities from the Credit Agreement, dated as of February 6, 2015, as amended (the “Credit Agreement”), among the Company, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and the other parties thereto, in form and substance reasonably satisfactory to Parent, and executed by the Administrative Agent. For purposes of this Agreement, “Payoff Letter” means a payoff letter and wire instructions in customary form providing the Company with a confirmation that all Liens and all payment obligations with respect to the Credit Agreement have been or will have been released effective as of the payment in full of the Indebtedness of the Company Entity indicated therein.

Section 5.15 Resignations. The Company shall use its reasonable best efforts to cause to be delivered to Parent at the Closing resignations executed by (a) each director of the Company Board, (b) each director of any Company Subsidiary who is an Education Employee, and (c) if requested in writing by Parent prior to the Closing, each of the Company’s designees to the board of directors of Evolent, if any, in each case, that are in office as of immediately prior to the Effective Time and effective upon the Effective Time.

Section 5.16 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the Parties to the Merger, the officers of the Surviving Corporation shall be authorized to, in the name and on behalf of the Company, execute and deliver such deeds, bills of sale, assignment or assurances and take all such other action as may be necessary in connection therewith.

Section 5.17 Monthly Financial Statements. With respect to the Company Entities after giving effect to the carve out of the Education Business, prior to the Closing, the Company shall use commercially reasonable efforts to make available to Parent copies of the unaudited pre-tax combined balance sheet of the Company Entities after giving effect to the carve out of the Education Business reflected in the Education Financial Statements and the related unaudited pre-tax combined statements of operations, in each case, for each calendar month ending between the date of this Agreement and the Closing as they are finalized and no later than (a) the thirty-fifth (35th) day following the last day of each such month (other than for September 2017) and (b) November 30, 2017 for September 2017 (the “Monthly Financial Statements”), which Monthly Financial Statements shall be prepared in accordance with the Company’s past practices.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01 Conditions to Each Party’s Obligation to Effect the Transactions. The obligation of each Party to effect the Closing is subject to the satisfaction or waiver (by each Party) at or prior to the Closing of the following conditions:

(a) HSR Clearance. The HSR Clearance shall have been obtained.

(b) No Legal Restraints. No Law and no Judgment, whether preliminary, temporary or permanent, shall be in effect that would restrain, enjoin, prevent, prohibit or make illegal the consummation of the Merger or any of the other transactions contemplated hereby (any such Law or Judgment, a “Legal Restraint”).

(c) Company Stockholder Approval. The Company Stockholder Approval shall have been received.

(d) Education Closing. The Education Closing shall have occurred.

Section 6.02 Conditions to Obligations of the Company. The obligation of the Company to effect the Closing is further subject to the satisfaction or waiver (by the Company) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) both at and as of the date of this Agreement and at and as of Closing Date as if made at and as of the Closing Date (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time), except, in each case, where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Covenants and Agreements of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all covenants, obligations and agreements required to be performed by them under this Agreement at or prior to the Closing.

(c) Officer’s Certificate. Parent shall have delivered to the Company a certificate signed on behalf of Parent and Merger Sub by an executive officer of each of Parent and Merger Sub certifying the satisfaction by Parent and Merger Sub of the conditions set forth in Section 6.02(a) and Section 6.02(b).

Section 6.03 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Closing is further subject to the satisfaction or waiver (by Parent and Merger Sub) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company in this Agreement (except for the representations and warranties in Section 3.01, Section 3.02(a), Section 3.03, Section 3.04, Section 3.07(b), Section 3.18 and Section 3.20) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) both at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time), except, in each case, where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), has not and would not reasonably be expected to result in a Material Adverse Effect, (ii) the representations and warranties of the Company in Section 3.20 shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time), (iii) the representations and warranties of the Company made in Section 3.01, Section 3.02(a), Section 3.03, Section 3.04 and Section 3.18 shall be true and correct in all but de minimis respects both at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time) and (iv) the representations and warranties of the Company made in Section 3.07(b) shall be true and correct in all respects both at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time).

(b) Performance of Covenants and Agreements of the Company. The Company shall have performed in all material respects all covenants, obligations and agreements required to be performed by it under this Agreement at or prior to the Closing.

(c) Absence of Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred.

(d) Officer’s Certificate. The Company shall have delivered to Parent a certificate signed on behalf of the Company by an executive officer of the Company certifying the satisfaction by the Company of the conditions set forth in Section 6.03(a), Section 6.03(b) and Section 6.03(c).

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.01 Termination Rights; Termination Procedure.

(a) Termination by Mutual Agreement. The Company and Parent shall have the right to terminate this Agreement at any time prior to the Effective Time by mutual written agreement, whether before or after receipt of the Company Stockholder Approval.

(b) Termination by Either the Company or Parent. Each of the Company and Parent shall have the right to terminate this Agreement, at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(i) if the Closing shall not have occurred by 5:00 p.m. Washington, DC time on the date this is seven (7) months after the date of this Agreement (the “End Date”); provided, however, that neither the Company nor Parent may terminate this Agreement pursuant to this Section 7.01(b)(i) if it (or, in the case of Parent, Merger Sub) is in breach of any of its representations, warranties, covenants or agreements under this Agreement and such breach has caused or resulted in either the failure of the Closing to have occurred on or prior to 5:00 p.m. Washington, DC time on the End Date;

(ii) if the condition set forth in Section 6.01(b) is not satisfied and the Legal Restraint giving rise to such nonsatisfaction has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(ii) shall not be available to any Party if such failure to satisfy the condition set forth in Section 6.01(b) is the result of a failure of such Party to comply with its covenants and agreements under, or the breach of any representations or warranties of such Party set forth in, this Agreement;

(iii) if the Company Stockholder Approval is not received at the Company Stockholders Meeting duly convened (unless such Company Stockholders Meeting has been adjourned, in which case at the final adjournment thereof); or

(iv) the Education Purchase Agreement is terminated.

(c) Termination by the Company. The Company shall have the right to terminate this Agreement prior to the Effective Time:

(i) in order to enter into a definitive, written Contract for a Superior Proposal either concurrently with or immediately following such termination; provided that (1) the Company has complied with its obligations under Section 5.02 in all material respects and (2) the Company pays Parent the Company Termination Fee pursuant to Section 7.03(a) prior to or concurrently with such termination; provided, however, that the Company shall not have the right to terminate this Agreement under this Section 7.01(c)(i) after the Company Stockholder Approval has been received; or

(ii) if Parent or Merger Sub breaches or fails to perform any of its covenants or agreements in this Agreement, or if any of the representations or warranties of Parent or Merger Sub in this Agreement fails to be true and correct, which breach or failure (1) would give rise to the failure of a condition set forth in Section 6.01, Section 6.02(a) or Section 6.02(b), as applicable, and (2) (A) is not reasonably capable of being cured by Parent or Merger Sub by the End Date or (B) if reasonably capable of being cured by Parent or Merger Sub by the End Date, the Company has delivered to Parent written notice of such breach or failure and such breach or failure is not cured by Parent or Merger Sub, as applicable, by the earlier of (1) the End Date and (2) the date that is thirty (30) days after delivery of such notice; provided, however, that the Company shall not have the right to terminate this Agreement under this Section 7.01(c) if the Company is then in breach of any covenant or agreement in this Agreement or any representation or warranty of the Company in this Agreement then fails to be true and correct, in each case, such that it would give rise to the failure of a condition set forth in Section 6.01, Section 6.03(a) or Section 6.03(b), as applicable.

(d) Termination by Parent. Parent shall have the right to terminate this Agreement prior to the Effective Time if:

(i) (1) the Company Board makes a Company Adverse Recommendation Change; provided, however, that Parent shall not have the right to terminate this Agreement under this Section 7.01(d)(i)(1) after the Company Stockholder Approval has been obtained, or (2) the Company has materially violated or breached any of its obligations under Section 5.02;

(ii) the Company breaches or fails to perform any of its covenants or agreements in this Agreement, or if any of the representations or warranties of the Company in this Agreement fails to be true and correct, which breach or failure (1) would give rise to the failure of a condition set forth in Section 6.01, Section 6.03(a) or Section 6.03(b), as applicable, and (2) (A) is not reasonably capable of being cured by the Company by the End Date or (B) if reasonably capable of being cured by the Company by the End Date, Parent has delivered to the

Company written notice of such breach or failure and such breach or failure is not cured by the Company by the earlier of (1) the End Date and (2) the date that is thirty (30) days after delivery of such notice; provided, however, that Parent shall not have the right to terminate this Agreement under this Section 7.01(d)(ii) if Parent is then in breach of any covenant or agreement in this Agreement or any representation or warranty of Parent in this Agreement then fails to be true and correct, in each case, such that it would give rise to the failure of a condition set forth in Section 6.01, Section 6.02(a) or Section 6.02(b), as applicable; or

(iii) at any time after 5:00 p.m. Washington, DC time on December 28, 2017, if, and only if, (1) as of or after such time, all of the conditions set forth in Section 6.01 and Section 6.02 are satisfied or waived in accordance with this Agreement (other than the condition set forth in Section 6.01(d) and those conditions that by their nature are to be satisfied at the Closing, each of which is then capable of being satisfied at the Closing) and (2) Parent has provided written notice to the Company certifying that each of Parent and Merger Sub is ready, willing and able to consummate the Closing (assuming the satisfaction of the condition set forth in Section 6.01(d) and those conditions that by their nature are to be satisfied at the Closing); provided, however, that a termination of this Agreement under this Section 7.01(d)(iii) shall not be effective until 5:00 p.m. Washington, DC time on the fifth (5th) Business Day after the delivery of the termination notice contemplated by Section 7.01(e) with respect to a termination of this Agreement under this Section 7.01(d)(iii) (such time, the “Specified Termination Time”); provided, further, that any termination under this Section 7.01(d)(iii) shall not be effective if the Education Closing occurs prior to the Specified Termination Time.

(e) Termination Procedure. This Agreement may be terminated only pursuant to Sections 7.01(a)–(d). Termination of this Agreement shall not require the approval of the Company Stockholders. In order to terminate this Agreement, the Party desiring to terminate this Agreement shall give written notice of such termination to the other Parties in accordance with Section 8.03, specifying the provision of this Agreement pursuant to which such termination is effected.

Section 7.02 Effect of Termination. In the event this Agreement is terminated as provided in Section 7.01, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of the Company or Parent (or any stockholder, Affiliate or Representative thereof), whether arising before or after such termination, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter of this Agreement (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity), except for (a) Section 5.09, this Section 7.02, Section 7.03, Section 7.04, Section 7.05 and Article VIII, which provisions shall survive such termination, and (b) without limiting Section 7.03(b), Liability of any Party (whether or not the terminating Party) for any fraud committed by the Company, on the one hand, or Parent and Merger Sub, on the other hand, or any willful breach of this Agreement, which Liabilities shall survive the termination of this Agreement.

Section 7.03 Termination Fee.

(a) Company Termination Fee; Parent Expenses.

(i) If the Company terminates this Agreement pursuant to Section 7.01(c)(i), the Company shall pay to Parent a fee of $42,000,000 in cash (the “Company Termination Fee”) (to an account designated in writing by Parent) concurrently with or prior to such termination.

(ii) If Parent terminates this Agreement pursuant to Section 7.01(d)(i), the Company shall pay to Parent the Company Termination Fee (to an account designated in writing by Parent) no later than two (2) Business Days after the date of such termination; provided that if either the Company or Parent terminates this Agreement pursuant to Section 7.01(b)(i) or Section 7.01(b)(iii) at any time after Parent would have been permitted to terminate this Agreement pursuant to Section 7.01(d)(i), this Agreement shall be deemed terminated pursuant to Section 7.01(d)(i) for purposes of this Section 7.03(a)(ii).

(iii) If  (A) a Pre-Termination Takeover Proposal Event shall have occurred at any time following the date of this Agreement and thereafter this Agreement is terminated by Parent or the Company pursuant to Section 7.01(b)(i) or Section 7.01(b)(iii) or by Parent pursuant to Section 7.01(d)(ii) and (B) at any time on or prior to the date that is twelve (12) months after such termination, any Post-Sale Company Entity enters into a definitive agreement with respect to or consummates any transaction included within the definition of Company Takeover Proposal (provided that, for purposes of this Section 7.03(a), references in the definition of Company Takeover Proposal to “20% or more” shall be deemed references to “50% or more”) (a “Company Takeover Transaction”) (whether or not involving the same Company Takeover Proposal as that which was the subject of the Pre-Termination Takeover Proposal Event), then the Company shall pay Parent the Company Termination Fee, by wire transfer (to an account designated by Parent) in immediately available funds upon the earlier of entering into such definitive agreement with respect to any Company Takeover Transaction or the consummation of such Company Takeover Transaction.

(iv) If this Agreement is terminated by (1) Parent or the Company pursuant to Section 7.01(b)(iv) or (2) Parent pursuant to Section 7.01(d)(iii), the Company shall pay to Parent the Company Termination Fee (provided, however, that for purposes of this Section 7.03(a)(iv), the amount of the Company Termination Fee shall be $42,000,000) in cash, not later than two (2) Business Days after such termination.

(b) If this Agreement is terminated under circumstances in which the Company is obligated to pay the Company Termination Fee under Section 7.03(a) (including Section 7.03(a)(iv)), then, except in the case of any fraud committed by the Company or any willful breach of this Agreement, upon receipt of the Company Termination Fee (including the Company Termination Fee in the amount specified in Section 7.03(a)(iv)) by Parent, the Company shall have no further Liability with respect to this Agreement, the Education Purchase Agreement or the Transactions to Parent, Merger Sub or any of their respective Affiliates or Representatives, and payment of the Company Termination Fee (including the Company Termination Fee in the amount specified in Section 7.03(a)(iv)) shall be Parent’s sole and exclusive remedy for any Claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, suffered or incurred by Parent and Parent’s Subsidiaries. In no event shall the Company be required to pay the Company Termination Fee on more than one (1) occasion, including after the Company has paid the Company Termination Fee in the amount specified in Section 7.03(a)(iv) and a Company Termination Fee would otherwise have become payable pursuant to Section 7.03(a)(iii).

(c) The provisions of Section 7.03 are an integral part of the transactions contemplated by this Agreement and, without such provisions, the Parties would not have entered into this Agreement. Accordingly, if the Company fails to pay in a timely manner any amount due pursuant to Section 7.03(a), then (i) the Company shall reimburse Parent for all out-of-pocket costs and expenses (including disbursements and reasonable fees of counsel) incurred by Parent in connection with the collection under and enforcement of Section 7.03(a) and (ii) the Company shall pay to Parent interest on such unpaid amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 5%. Each Party acknowledges and agrees, on behalf of itself and its Affiliates, that the payment of the Company Termination Fee is not a penalty but instead is liquidated damages in a reasonable amount that shall compensate Parent, Merger Sub and their respective Affiliates in the circumstances in which the Company Termination Fee is payable, and which do not involve any fraud committed by the Company or willful breach of this Agreement, for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision.

Section 7.04 Amendment. This Agreement may be amended, modified and supplemented in any and all respects any time prior to the Effective Time with respect to any of the terms of this Agreement; provided, however, that (a) after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the Company Stockholders without the further approval thereof, (b) no amendment shall be made to this Agreement after the Effective Time and (c) except as provided in the foregoing clause (a), no amendment of this Agreement shall require the approval of the stockholders of Parent or the Company Stockholders. Any such amendment, modification or supplement shall be effective only if it is set forth in an instrument in writing executed by each Party.

Section 7.05 Extension; Waiver. At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties in this Agreement or in any document delivered pursuant to this Agreement, (c) subject to Section 7.04(a), waive compliance with any covenants and agreements in this Agreement or (d) waive the satisfaction of any of the conditions in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01 Nonsurvival of Representations, Warranties, Covenants and Agreements. The Parties acknowledge and agree that (a) none of the representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive, and all rights, Claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect thereto shall terminate at, the Effective Time and (b) except for any covenant or agreement that by its terms contemplates performance in whole or in part after the Effective Time, none of the covenants or agreements of the Parties in this Agreement shall survive, and all rights, Claims and causes of actions (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect to such covenants and agreements shall terminate at, the Effective Time.

Section 8.02 No Other Representations and Warranties.

(a) Except for the representations and warranties expressly set forth in Article IV, the Company specifically acknowledges and agrees that neither Parent, Merger Sub nor any of their respective Affiliates, Representatives or equity holders on their behalf makes, or has made, any other express or implied representation or warranty, including with respect to Parent, Merger Sub or their respective businesses. The Parties agree that no provision in this Agreement is intended to eliminate or limit the Company’s available remedies with respect to any fraud committed by Parent or Merger Sub.

(b) Except for the representations and warranties expressly set forth in Article III, each of Parent and Merger Sub specifically acknowledges and agrees that neither the Company, the Company Entities nor any of their respective Affiliates, Representatives or equity holders on their behalf makes, or has made, any other express or implied representation or warranty, including with respect to the Company Entities or their respective businesses. The Parties agree that no provision in this Agreement is intended to eliminate or limit Parent’s or Merger Sub’s available remedies with respect to any fraud committed by the Company.

Section 8.03 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email, with written confirmation of transmission; provided, however, that notice given by email shall not be effective unless such notice specifically states that it is being delivered pursuant to this Section 8.03 or (c) one (1) Business Day after the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and email addresses (or to such other address or email address as a Party may have specified by notice given to the other Party pursuant to this provision):

To Parent or Merger Sub:

c/o UnitedHealth Group Incorporated

9900 Bren Road East

Minnetonka, MN 55343

Attention: Chief Legal Officer

Fax: (952) 936-3007

Email: richard.mattera@uhg.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

1601 Wewatta Street, Suite 900

Denver, Colorado 80202

Attention:     Timothy R. Aragon, Esq.

Email:           timothy.aragon@hoganlovells.com

To the Company:

The Advisory Board Company

2445 M Street, NW

Washington, DC 20037

Attention:    Evan Farber, Chief Legal Officer

Email:          farbere@advisory.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, NW

Washington, DC 20005

Attention:    Jeremy London

                    Richard Grossman

Email:          jeremy.london@skadden.com

                     richard.grossman@skadden.com

Section 8.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party or such Party waives its rights under this Section 8.04 with respect thereto. Upon any determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 8.05 Counterparts. This Agreement may be executed in one (1) or more counterparts (including by means of email in .pdf format), each of which shall be deemed to be an original and all of which shall be considered one and the same agreement, and shall become effective when one (1) or more counterparts have been signed by each Party and delivered to the other Parties.

Section 8.06 Entire Agreement; No Third-Party Beneficiaries.

(a) This Agreement, taken together with the Confidentiality Agreement (except for paragraphs 5, 8 and 10 of the Confidentiality Agreement, which paragraphs of the Confidentiality Agreement shall terminate as of, and be of no further force or effect from and after, the date of this Agreement), constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between or among the Parties or their Affiliates, including paragraphs 5, 8 and 10 of the Confidentiality Agreement, with respect to the subject matter hereof or thereof.

(b) Except (i) as expressly provided in this Agreement, including Section 5.10, (ii) after the Effective Time, for Section 2.01 and Section 2.02, each of which is intended to be for the benefit of, and shall be enforceable by, each of the holders of Company Common Stock as of immediately prior to the Effective Time, which holders are express third-party beneficiaries of Section 2.01 and Section 2.02 from and after the Effective Time, (iii) after the Effective Time, for Section 2.04, which is intended to be for the benefit of, and shall be enforceable by, the holders of Company Equity Awards as of immediately prior to the Effective Time, which holders are express third-party beneficiaries of Section 2.04 from and after the Effective Time, and (iv) for Section 5.01(e), the last two sentences of Section 5.08 and Section 5.13(b), each of which is intended to be for the benefit of, and shall be enforceable by, Education Buyer, each Party agrees that (1) their respective representations, warranties, covenants and agreements set forth in this Agreement are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement and (2) this Agreement is not intended to, and does not, confer upon any Person other than the Parties and their respective successors and permitted assigns any rights or remedies under this Agreement, including the right to rely upon the representations and warranties set forth in this Agreement.

Section 8.07 Governing Law. This Agreement, and all Claims or causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate to this Agreement or the negotiation, execution, performance, consummation or subject matter of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

Section 8.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the Parties without the prior written consent of the other Parties; provided, however, that Parent or Merger Sub may assign any or all of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of the ultimate parent entity of Parent, but no such assignment shall relieve Parent or Merger Sub of their obligations hereunder. Any other purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

Section 8.09 Specific Enforcement. The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, at any time prior to the termination of this Agreement pursuant to Article VII, the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, including the right of a Party to cause each other Party to consummate the Merger and the other transactions contemplated by this Agreement, in any court referred to in Section 8.10, without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any breach or threatened breach of this Agreement. If any Party brings any Claim to enforce specifically the performance of the terms and provisions of this Agreement, then, notwithstanding anything to the contrary in this Agreement, the End Date shall automatically be extended by (a) the period of time between the commencement of such Claim and the date on which such Claim is fully and finally resolved, plus twenty (20) Business Days, plus (b) any such other time period as finally determined by the court presiding over such Claim.

Section 8.10 Jurisdiction; Venue. Each of the Parties hereby (a) irrevocably and unconditionally consents to submit itself to the sole and exclusive personal jurisdiction of the Court of Chancery of the State of Delaware (or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware) (collectively, the “Delaware Courts”) in connection with any Claim arising out of or relating to this Agreement or the transactions contemplated by this Agreement, (b) waives any objection to the laying of venue of any such litigation in any of the Delaware Courts, (c) agrees not to plead or claim in any such court that such Claim brought therein has been brought in an inconvenient forum and agrees not otherwise to attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (d) agrees that it will not bring any Claim in connection with any Claim arising out of or relating to this Agreement or the transactions contemplated by this Agreement, in any court or other tribunal, other than any of the Delaware Courts. Each of the Parties hereby irrevocably and unconditionally agrees that service of process in connection with any Claim arising out of or relating to this Agreement or the transactions contemplated by this Agreement may be made upon such party by prepaid certified or registered mail, with a validated proof of mailing receipt constituting evidence of valid service, directed to such party at the address specified in Section 8.03 hereof. Service made in such manner, to the fullest extent permitted by applicable Law, shall have the same legal force and effect as if served upon such party personally within the State of Delaware. Nothing herein shall be deemed to limit or prohibit service of process by any other manner as may be permitted by applicable Law.

Section 8.11 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM ARISING OUT OF THIS AGREEMENT OR THE MERGER. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY CLAIM, SEEK TO ENFORCE THE FOREGOING WAIVER

AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.11.

Section 8.12 Construction. Each Party has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

Section 8.13 Interpretation.

(a) Time Periods. When calculating the period of time before which, within which or after which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. All references in this Agreement to a number of days are to such number of calendar days unless Business Days are specified.

(b) Dollars. Unless otherwise specifically indicated, any reference in this Agreement to $ means U.S. dollars.

(c) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(d) Articles, Sections and Headings. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) Include. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(f) Hereof. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and the phrases “transactions contemplated by this Agreement” or “transactions contemplated by this Agreement,” when used in this Agreement, shall not include the Education Transactions and shall refer only to the transactions contemplated by this Agreement.

(g) Extent. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(h) Contracts; Laws. Any Contract defined or referred to in this Agreement means such Contract as from time to time amended, modified or supplemented (including by way of purchase order or statement of work), unless otherwise specifically indicated and provided that copies of all such amendments, modifications or supplements (including purchase orders and statements of work have been made available to Parent). Any Law defined or referred to in this Agreement means such Law, and all rules and regulations promulgated thereunder, as from time to time amended, modified or supplemented, including by succession of comparable successor statutes, unless otherwise specifically indicated.

(i) Persons. References to a person are also to its permitted successors and assigns.

(j) Exhibits and Disclosure Letters. The Exhibits to this Agreement and the Disclosure Letters are hereby incorporated and made a part of this Agreement and are an integral part of this Agreement. Each Disclosure Letter shall be organized by section, with each section of such Disclosure Letter corresponding to a Section of this Agreement. Any matter set forth in any section of a Disclosure Letter shall be deemed to be referred to and incorporated in any section of such Disclosure Letter to which it is specifically referenced or cross-referenced and in each other section where it is reasonably apparent on the face of such disclosure that such disclosure applies to such section. Any capitalized term used in any Exhibit or any Disclosure Letter but not otherwise defined therein shall have the meaning given to such term in this Agreement.

(k) Made Available. The words “made available to Parent” and words of similar import refer to documents (i) posted to the data site maintained by the Company or its Representatives in connection with the transactions contemplated by this Agreement or (ii) that are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC.

(l) Reflected On or Set Forth In. An item arising with respect to a specific representation, warranty, covenant or agreement shall be deemed to be “reflected on” or “set forth in” the Company Financial Statements included in the Company Reports, to the extent any such phrase appears in such representation, warranty, covenant or agreement if (i) there is a specific reserve, accrual or other similar item expressly set forth on such balance sheet or financial statement related to the subject matter of such representation or (ii) such item and the amount thereof is otherwise specifically identified on such balance sheet or financial statement (or the notes thereto).

Section 8.14 Definitions.

(a) For purposes of this Agreement, each of the following capitalized terms has the meaning specified in this Section 8.14(a):

“Affiliate” of any Person means another Person that directly or indirectly, through one (1) or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; provided, however, that the Persons set forth in Section 8.14(a)(i) of the Company Disclosure Letter shall not be Affiliates of the Company Entities.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, all applicable state, foreign or supranational antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Day” means any day except for (a) a Saturday or a Sunday or (b) a day on which the SEC or banking and savings and loan institutions are authorized or required by Law to be closed in Washington, DC or New York, New York.

“Claim” means any legal or administrative demand, claim, suit, action, investigation, charge, complaint, legal proceeding (whether at law or in equity), mediation or arbitration.

“Code” means the Internal Revenue Code of 1986 or any successor statute.

“Company Benefit Plan” means (a) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and (b) each other employment agreement, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, benefit programs, benefit agreements, benefit Contracts, benefit policies or benefit arrangements (whether or not in writing), in each case, (i) which is maintained or contributed to for the benefit of or relating to any Company Personnel or (ii) with respect to which any Company Entity has or may have any Liability.

“Company Board” means the Company’s board of directors.

“Company Common Stock” means the common stock of the Company, par value $0.01 per share.

“Company Entity” means any of the Company or any Company Subsidiary.

“Company Inducement Option” means any Company Option granted under the Company Inducement Stock Incentive Plan for Royall Employees that vests on the basis of time and the achievement of performance targets.

“Company Inducement PSU” means any Company PSU granted under the Company Inducement Stock Incentive Plan for Royall Employees.

“Company LTIP Option” means any Company Option granted in accordance with the Company’s 2014 supplemental long-term incentive program.

“Company LTIP PSU” means any Company PSU granted in accordance with the Company’s 2014 supplemental long-term incentive program.

“Company Non-Employee Option” means any Company Option that is held by any (a) non-employee member of the Company Board or (b) Health Care Employee that is not an active employee of any Company Entity as of immediately prior to the Effective Time.

“Company Non-Employee RSU” means any Company RSU that is held by any (a) non-employee member of the Company Board or (b) Health Care Employee that is not an active employee of any Company Entity as of immediately prior to the Effective Time.

“Company Non-LTIP PSU” means any Company PSU other than a Company LTIP PSU or a Company Inducement PSU.

“Company Option” means any option to purchase shares of Company Common Stock under any Company Stock Plan.

“Company Performance-Vested Option” means any Company Option other than a Company Inducement Option or a Company LTIP Option that vests on the basis of time and the achievement of performance targets, but excluding any Company Non-Employee Option.

“Company Personnel” means any current or former director, officer, employee or natural person who is an independent contractor of any Company Entity.

“Company PSU” means a performance stock unit granted pursuant to any Company Stock Plan that vests on the basis of time and the achievement of performance targets and pursuant to which the holder has a right to receive shares of Company Common Stock or cash following the vesting or lapse of restrictions applicable to such performance stock unit.

“Company RSUs” means a restricted stock unit granted pursuant to any Company Stock Plan that vests solely on the basis of time and pursuant to which the holder has a right to receive shares of Company Common Stock or cash following the vesting or lapse of restrictions applicable to such restricted stock unit.

“Company Stock Plans” means, collectively, the Company 2005 Stock Incentive Plan, the Company 2006 Stock Incentive Plan, the Company Amended and Restated 2009 Stock Incentive Plan and the Company Inducement Stock Incentive Plan for Royall Employees, each as amended and in effect from time to time.

“Company Stockholders” means the holders of Company Common Stock.

“Company Subsidiary” means any of Subsidiary of the Company.

“Company Time-Vested Option” means any Company Option that vests solely on the basis of time, but excluding any Company Non-Employee Option.

“Contract” means any written or oral contract, lease, license, permit, evidence of Indebtedness, note, bond, debenture, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement, deed of trust, undertaking or other agreement or arrangement that is legally binding; provided, however, that the term Contract does not include (a) any Company Stock Plan or any Company Benefit Plan or (b) the Company Articles, the Company Bylaws or any Organizational Document of a wholly owned Company Subsidiary.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Letter” means any of the Company Disclosure Letter or the Parent Disclosure Letter.

“Education Assets” means the “Transferred Assets,” as defined in the Education Purchase Agreement.

“Education Business” means the “Business,” as defined in the Education Purchase Agreement.

“Education Closing” means the “Closing,” as defined in the Education Purchase Agreement.

“Education Employees” means any Company Personnel who provides or renders services to any Company Entity and whose employment or service transfers to the Education Entities as a result of the Education Transaction.

“Education Entities” means the “Education Entities,” as defined in the Education Purchase Agreement.

“Education Liabilities” means the “Assumed Liabilities,” as defined in the Education Purchase Agreement.

“Education Stock” means the “Education Stock,” as defined in the Education Purchase Agreement.

“Employment Laws” means all applicable Laws, promulgated by or with any Governmental Authority relating to hiring, termination, collective bargaining, compensation, harassment, discrimination, and retaliation in employment, affirmative action, immigration, work authorization, terms and conditions of employment, payroll tax withholding and deductions, unemployment compensation, worker’s compensation, worker classification (including the proper classification of workers as contingent workers, independent contractors and consultants), privacy, records and files, social security contributions, wages, hours of work, occupational safety and health, and all other employment practices.

“Environmental Claim” means any Claim, complaint, citation, notice of violation, information request, notice of potential responsibility against any Company Entity asserted or issued by any Person alleging Liability (including potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) or responsibility arising out of, based on or resulting from (a) the presence, remediation or Release of or exposure to any Hazardous Materials at any location, whether or not owned or operated by any Company Entity, or (b) any violation or alleged violation of Environmental Law or any Environmental Permit.

“Environmental Laws” means all applicable Laws issued, promulgated by or with any Governmental Authority relating to pollution, regulation, protection of or damage to the environment (including ambient air, surface water, groundwater, land surface, subsurface and sediments), natural resources, endangered or threatened species, the climate or human health and safety (as it relates to exposure to hazardous or toxic materials), including Laws relating to the generation, production, installation, sale, use, storage, treatment, transportation, Release or exposure to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with any Company Entity as of the date of this Agreement as a “single employer” within the meaning of Section 414 of the Code.

“Equity Award Conversion Ratio” means the quotient of (i) the Per-Share Amount divided by (ii) the Parent Trading Price.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Evolent” means Evolent Health, Inc.

“Evolent Agreements” means (a) the Stockholders Agreement, dated as of June 4, 2015, by and among Evolent, the Company and the other parties thereto, (b) the Registration Rights Agreement, dated as of June 4, 2015, by and among Evolent, the Company and the other parties thereto, (c) the Income Tax Receivables Agreement, dated as of June 4, 2015, by and among Evolent, Evolent Health LLC, the Company and the other parties thereto, (d) the Exchange Agreement, dated as of June 4, 2015, among Evolent, Evolent Health LLC, the Company and the other parties thereto (the “Exchange Agreement”) and (e) the Third Amended and Restated Operating Agreement of Evolent Health LLC, dated as of June 4, 2015.

“Evolent Class A Stock” means the Class A common stock, par value $0.01 per share, of Evolent.

“Evolent Class B Stock” means the Class B common stock, par value $0.01 per share, of Evolent.

“Evolent Closing Shares” means the number of shares of Evolent Common Stock beneficially owned by the Company as of the close of business on the Business Day prior to the Closing Date.

“Evolent Closing Tax Amount” means the product of (a) 0.38, multiplied by (b) the difference of (i) Gross Evolent Closing Value, minus (ii) the Evolent Closing Tax Basis Amount.

“Evolent Closing Tax Basis Amount” means an amount equal to the sum of (a) the product of (i) each Evolent Closing Share that is a share of Evolent Class A Stock, multiplied by (ii) with respect to a share of Evolent Class A Stock referred to in clause (a) of the definition of Tax Basis Amount, the amount set forth in clause (a) of the definition of Tax Basis Amount, or with respect to a share of Evolent Class A Stock referred to in clause (b) of the definition of Tax Basis Amount, the amount set forth in clause (b) of the definition of Tax Basis Amount, plus (b) the product of (i) each Evolent Closing Share that is a share of Evolent Class B Stock, multiplied by (ii) the amount set forth in clause (b) of the definition of Tax Basis Amount.

“Evolent Common Stock” means the Evolent Class A Stock and the Evolent Class B Stock.

“Evolent Sale Tax Amount” means the product of (a) 0.38, multiplied by (b) the difference of (i) the Gross Evolent Sale Value, minus (ii) the Evolent Sale Tax Basis Amount.

“Evolent Sale Tax Basis Amount” means an amount equal to the sum of (a) the product of (i) each share of Evolent Class A Stock sold by the Company during the period from and after the date of this Agreement and ending and including the third (3rd) Business Day prior to the Closing Date, multiplied by (ii) with respect to a share of Evolent Class A Stock referred to in clause (a) of the definition of Tax Basis Amount, the amount set forth in clause (a) of the definition of Tax Basis Amount, or with respect to a share of Evolent Class A Stock referred to in clause (b) of the definition of Tax Basis Amount, the amount set forth in clause (b) of the definition of Tax Basis Amount, plus (b) the product of (i) each share of Evolent Class B Common Stock sold by the Company during the period from and after the date of this Agreement and ending and including the third (3rd) Business Day prior to the Closing Date, multiplied by (ii) the amount set forth in clause (b) of the definition of Tax Basis Amount.

“Evolent Trading Price” means the volume weighted average of the closing sale prices per share of Evolent Class A Stock on the New York Stock Exchange, as reported by Bloomberg (or, if not reported thereby, as reported in another authoritative source) for the ten (10) full consecutive trading days ending on and including the third (3rd) Business Day prior to the Closing Date.

“Fully Diluted Shares” means the number of shares of Company Common Stock issued and outstanding as of the close of business on the third (3rd) Business Day prior to the Closing (other than shares that would not be converted into the right to receive an amount equal to the Per-Share Amount pursuant to Section 2.01(a)), plus the number of shares of Company Common Stock issuable upon the exercise or vesting of all vested, in-the-money Company Options and vested and deferred Company RSUs, in each case, held by any Health Care Employee as of the close of business on the third (3rd) Business Day prior to the Closing.

“Governmental Authority” means any U.S. or foreign multinational, transnational, federal, state, provincial or local governmental authority, court, government or self-regulatory organization, commission, tribunal, organization, bureau, board, official or any regulatory, administrative or other agency, or any political or other subdivision, department, branch or agent of any of the foregoing; provided that, if any of the foregoing Persons is a customer of any Company Entity, such Person shall not be considered a Governmental Authority to the extent acting solely in its capacity as a customer of such Company Entity.

“Governmental Programs” means, collectively, the Medicare and Medicaid programs set forth in Titles XVIII and XIX of the Social Security Act, and “federal health care programs” as defined in 42 U.S.C. §1320a-7b(f).

“Gross Evolent Closing Value” means an amount equal to the product of (a) the Evolent Closing Shares, multiplied by (b) the Evolent Trading Price.

“Gross Evolent Sale Value” means the amount of the aggregate gross cash proceeds received by the Company from any sales of shares of Evolent Common Stock during the period from and after the date of this Agreement and ending on and including the third (3rd) Business Day prior to the Closing Date.

“Hazardous Materials” means (a) petroleum and any derivatives or by-products, explosive or radioactive materials, asbestos, polychlorinated biphenyls, urea formaldehyde insulation, chlorofluorocarbons and other ozone-depleting substances and (b) any other chemical, material, substance or waste that is regulated, listed or defined as a “pollutant,” a “contaminant,” “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “chemical substance,” “toxic” or similar terms under any Environmental Law.

“Health Care Employees” means any Company Personnel other than any Education Employees.

“HIPAA” means collectively the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, as amended and supplemented by the Health Information Technology for Clinical Health Act of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations, when each is effective and as each is amended from time to time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, as of any time with respect to any Person, any obligations (including principal, premium, accrued interest, reimbursement or indemnity obligations, bonds, financing arrangements, prepayment and other penalties, breakage fees, sale or liquidity participation amounts commitment and other fees and related expenses) and all other amounts payable in connection therewith (a) with respect to all obligations of such Person for borrowed money or issued in substitution for or exchange for borrowed money, (b) with respect to all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, including factoring arrangements or asset securitizations, (c) with respect to all obligations of such Person evidenced by letters of credit (or reimbursement agreements in respect thereof), bankers’ acceptances or similar facilities to the extent drawn upon by the counterparty thereto, (d) representing foreign exchange Contracts, interest rate and currency swap arrangements or any other arrangements designed to provide protection against fluctuations in interest or currency rates, (e) representing obligations to pay the deferred purchase price of goods and services

(including any potential future earnout, indemnification, purchase price adjustment, release of “holdback” or similar payment, but excluding trade payables incurred in the ordinary course of business), (f) for deferred rent liabilities required to be recorded as such in accordance with GAAP, (g) under all capitalized lease obligations, including all leases required in accordance with GAAP to be recorded as capital leases, and (h) for all guarantees or other assumptions of Liability for any of the foregoing.

“Information Privacy and Security Laws” means all Laws concerning the privacy or security of Personal Information, and all regulations promulgated and guidance issued by any Governmental Authority thereunder, including, but not limited to, HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, Section 5 of the Federal Trade Commission Act as it applies to the receipt, access, use, disclosure, and security of Personal Information, the CAN-SPAM Act, Children’s Online Privacy Protection Act, PCI DSS, state data breach notification laws, state data security laws, state social security number protection laws, any healthcare Laws pertaining to privacy or data security and any applicable Law concerning requirements for website and mobile application privacy policies and practices, or any outbound communications (including email marketing, telemarketing and text messaging), tracking and marketing.

“Intellectual Property” means all intellectual property throughout the world, including all U.S. and foreign rights in (a) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (b) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable subject matter, (d) computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, (e) trade secrets and all other confidential and proprietary information, ideas, know-how, inventions, processes, formulae, models, and methodologies, (f) all rights in the foregoing and in other similar intangible assets and (g) all applications and registrations, and any renewals, extensions and reversions, for the foregoing.

“IRS” means the U.S. Internal Revenue Service or any successor agency.

“IT Assets” means all computer systems, including software, hardware, databases, firmware, middleware and platforms, interfaces, systems, networks, information technology equipment, facilities, websites, infrastructure, workstations, switches, data communications lines and associated documentation used or held for use by or on behalf of the Company Entities in connection with the conduct of their businesses.

“Judgment” means a judgment, order, decree, ruling, writ, assessment, injunction, judgment, decree, ruling, determination, directive, settlement or award of a Governmental Authority of competent jurisdiction, whether civil, criminal or administrative.

“Key Employee” means any Health Care Employee who is in a senior vice president position or higher.

“Knowledge” means (a) with respect to the Company, the knowledge, after reasonable due inquiry, of the individuals listed in Section 8.14(a)(ii) to the Company Disclosure Letter and (b) with respect to Parent or Merger Sub, the knowledge, after reasonable due inquiry, of the individuals listed in Section 8.14(a) to the Parent Disclosure Letter.

“Law” means any domestic or foreign, federal, state, provincial or local statute, law, common law, ordinance, code, rule, binding administrative interpretation, regulation, directive or other requirement of any Governmental Authority.

“Liability” means any and all fines, penalties, awards, costs and expenses (including attorneys and other professional’s fees), debts, liabilities, commitments, duties, obligations and responsibilities of any kind and description, whether known or unknown, unliquidated or fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, monetary or non-monetary, direct or indirect or otherwise, whether due or to become due, and regardless of when asserted or whether it is accrued or required to be accrued or disclosed pursuant to GAAP.

“Lien” means any pledge, lien, Claim, charge, mortgage, encumbrance or security interest of any kind or nature whatsoever, except as imposed by applicable securities Law.

“Material Adverse Effect” means any condition, fact, circumstance, effect, change, event, occurrence or development that individually or in the aggregate is, has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Post-Sale Company Entities on a standalone basis after giving effect to the consummation of the Education Transaction and the provisions of the Education Transaction Documents, taken as a whole, or that would prevent or materially impede the Company from consummating the Merger; provided, however, that no condition, fact, circumstance, effect, change, event, occurrence or development related to, resulting from or arising out of any of the following, individually or in the aggregate, shall constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (a) any change generally affecting the industries in which any Post-Sale Company Entity operates; (b) any change in general economic, legislative or political conditions, including any securities, credit, financial or other capital markets conditions; (c) the mere failure, in and of itself, by any Post-Sale Company Entity to meet any internal or public projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (provided that the underlying factors contributing to any such failure may be deemed to constitute, or may be taken into account in determining whether there has been, or could reasonably be expected to be, a Material Adverse Effect, unless such underlying factors would otherwise be excluded from the definition of Material Adverse Effect); (d) any change caused by the announcement, execution or delivery of this Agreement or the pendency of the transactions contemplated by this Agreement, including (i) any action taken by any Post-Sale Company Entity that is required pursuant to this Agreement (including the deposit of the Redemption Cash Amount with the Paying Agent) or that is taken at the request of Parent in accordance with this Agreement, (ii) any change in customer, supplier, employee, partner or similar relationships resulting therefrom or (iii) any change that arises out of or relates to the identity of Parent or any of its Affiliates as the acquirer of the Company; (e) any change in the market price, credit rating or trading volume of shares of Company Common Stock on the NASDAQ (provided that the underlying factors contributing to any such change may be deemed to constitute, or may be taken into account in determining whether there has been a Material Adverse Effect, unless such underlying factors would otherwise be excluded from the definition of Material Adverse Effect); (f) any change in applicable Law, regulation or GAAP in effect as of the date of this Agreement (or authoritative interpretation thereof); and (g) the outbreak or escalation of hostilities, any act of war, sabotage or terrorism, or any escalation or worsening of any such act of war, sabotage or terrorism threatened or underway as of the date of this Agreement; except, in the case of any of clauses (a), (b), (f) or (g), in the event that any condition, fact, circumstance, effect, change, event, occurrence or development has a disproportionate adverse effect on the Post-Sale Company Entities on a standalone basis after giving effect to the consummation of the Education Transaction, taken as a whole, relative to the adverse effect that it has on other participants in the Post-Sale Company Entities’ industry or industries.

“Merger Consideration” means the aggregate amount of cash payable to former Company Stockholders pursuant to Section 2.01(a)(iii).

“Net Evolent Closing Value” means an amount equal to the difference of (a) Gross Evolent Closing Value, minus (b) the Evolent Closing Tax Amount.

“Net Evolent Sale Value” means the (a) Gross Evolent Sale Value, minus (b) the Evolent Sale Tax Amount, minus (c) all out-of-pocket costs incurred by the Company in connection with the sale, transfer, assignment, conveyance, distribution or other disposition of any Evolent Common Stock (to the extent not reimbursed by Evolent).

“NASDAQ” means the NASDAQ Global Select Market.

“Organizational Documents” means any corporate, partnership or limited liability organizational documents, including certificates or articles of incorporation, bylaws, certificates of formation, operating agreements (including limited liability company agreements and agreements of limited partnership), certificates of limited partnership, partnership agreements, stockholder agreements and certificates of existence, as applicable.

“Other Education Agreements” means the Transition Services Agreement and the “Access License Agreement,” the “Assignment and Assumption Agreement and Bill of Sale,” the “Cross License Agreement,” the “Employee Matters Agreement,” the “Headquarters Agreements,” the “Headquarters Lease Term Sheet,” the “Non-Competition and Non-Solicitation Agreement,” the “Patent Assignment” and the “Trademark Assignment,” each as defined in the Education Purchase Agreement.

“Parent Common Stock” means the authorized shares of common stock of UnitedHealth Group Incorporated, par value $0.01 per share.

“Parent Material Adverse Effect” means any condition, fact, circumstance, effect, change, event, occurrence or development that has or would reasonably be expected to have a material and adverse effect on the ability of Parent or Merger Sub to consummate, or that would reasonably be expected to prevent or materially impede, materially interfere with or materially delay Parent or Merger Sub’s consummation of, the transactions contemplated by this Agreement.

“Parent Trading Price” means the volume weighted average of the closing sale prices per share of Parent Common Stock on the New York Stock Exchange, as reported in the New York City edition of The Wall Street Journal (or, if not reported thereby, as reported in another authoritative source) for the five (5) full consecutive trading days ending on and including the third (3rd) Business Day prior to the Closing Date.

“Permit” means a franchise, license, permit, certificate, authorization, variance, exemption, right, order, registration, clearance or approval of a Governmental Authority.

“Permitted Liens” means (a) statutory Liens for Taxes or other governmental charges (i) not yet due and payable or (ii) the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the financial statements, as applicable, (b) mechanic’s, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business and consistent with past practice for amounts which are not yet due or delinquent and which are not, individually or in the aggregate, material, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Real Property, which are not violated by the current use and operation of the Leased Real Property, as applicable, and which do not, individually or in the aggregate, materially interfere with the occupancy or use of the Leased Real Property, as applicable, (d) covenants, conditions, restrictions, easements, imperfections of title and other similar matters of record affecting title to the Leased Real Property, as applicable, (i) that would be shown by a current title report which do not, individually or in the aggregate, materially impair the occupancy or use of the Leased Real Property, as applicable, for the purposes for which it is currently used or proposed to be used in connection with the business or (ii) which were placed of record by the party holding fee title to the applicable Leased Real Property and of which the Company has no Knowledge, (e) matters which would be disclosed by an inspection or accurate survey of each parcel of the Leased Real Property, and (i) which do not, individually or in the aggregate, materially interfere with the occupancy or use of the Leased Real Property, as applicable, or (ii) which were caused by the party holding fee title to the applicable Leased Real Property and of which the Company has no Knowledge, (f) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, in each case, in the ordinary course of business and (g) non-exclusive licenses to customers of Intellectual Property entered into in the ordinary course of business.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, unincorporated organization, joint venture, association, Governmental Authority or other entity.

“Personal Information” means any information that (a) identifies or relates to a person including information that alone or in combination with other information held by a Company Entity can be used to identify, contact or precisely locate or can be linked to a person, including, without limitation, name, address, telephone number, health information (including protected health information (as defined in 45 C.F.R. § 160.103)), social security number, drivers’ license number, government issued identification number, financial account numbers or log-in information, Internet Protocol addresses or other persistent device identifiers, or any other data that can be used to identify, contact, or precisely locate an individual; (b) is governed, regulated or protected by one or more Information Privacy and Security Laws; (c) pertains to the health, employment or finances of an individual; or (d) is derived from other Personal Information.

“Per-Share Amount” means an amount equal to the sum of (a) $52.65, plus (b) the Per-Share Evolent Closing Value, plus (c) the Per-Share Evolent Sale Value.

“Per-Share Evolent Sale Value” means an amount equal to the quotient of (a) the Net Evolent Sale Value, divided by (b) the Fully Diluted Shares.

“Per-Share Evolent Closing Value” means an amount equal to the quotient of (a) the Net Evolent Closing Value, divided by (b) the Fully Diluted Shares.

“Post-Closing Tax Period” means a taxable period or portion thereof beginning after the Closing Date.

“Post-Sale Company Entities” means the Company Entities set forth in Section 8.14(a)(iii) of the Company Disclosure Letter.

“Pre-Termination Takeover Proposal Event” shall be deemed to occur if  (i) a bona fide third party or group shall have made, or disclosed its or their intention to make, a Company Takeover Proposal, directly or through an intermediary, to any member of the Company Board, or a Company Takeover Proposal shall have been made directly to the Company Stockholders or otherwise publicly announced or publicly disclosed and (ii) such Company Takeover Proposal shall not have been withdrawn in good faith at least five (5) Business Days prior to the event giving rise to such termination.

“Prohibited Person” means (a) an entity that has been determined by a competent authority to be the subject of a prohibition on such conduct of any Law, regulation, rule or executive order administered by OFAC; (b) the government, including any political subdivision, agency or instrumentality thereof, of any country against which the United States maintains comprehensive economic sanctions or embargoes; (c) any individual or entity that acts on behalf of or is owned or controlled by a government of a country against which the United States maintains comprehensive economic sanctions or embargoes; (d) any individual or entity that has been identified on the OFAC Specially Designated Nationals and Blocked Persons List (Appendix A to 31 C.F.R. Ch. V), as amended from time to time, or 50% or more of which is owned, directly or indirectly, by an such individual or entity; or (e) any individual or entity that has been designated on any similar list or order published by a Governmental Authority in the United States.

“Release” means any release, threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into, upon or through the environment (including ambient air, surface water, groundwater, land surface, subsurface and sediments).

“Representatives” means, with respect to any Person, such Person’s officers, directors, principals, partners, managers, members, attorneys, accountants, agents, employees, consultants, financial advisors or other authorized representatives.

“SEC” means the United States Securities and Exchange Commission or any successor agency.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax Basis Amount” means (a) with respect to a share of Evolent Class A Stock, $2.04 and (b) with respect to a share of Evolent Class A Stock acquired upon the exchange of a Class B common unit of Evolent Health LLC (as contemplated by the Exchange Agreement) or with respect to a share of Evolent Class B Stock, $1.88.

“Tax Return” means all Tax returns, declarations, statements, reports, claims for refund, schedules, forms and information returns and any amended Tax return relating to Taxes, including any schedules or attachments thereto.

“Taxes” means all federal, state, local or non-U.S. taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of a similar nature imposed by a Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts.

“Transactions” means, collectively, the transactions contemplated by this Agreement and by the Education Purchase Agreement.

“Transition Services Agreement” means the Transition Services Agreement” (as defined in the Education Purchase Agreement).

(b) In addition to the defined terms set forth in Section 8.14(a), each of the following capitalized terms has the meaning specified in the Section set forth opposite such term below:

Term	Section
Acceptable Confidentiality Agreement	Section 5.02(b)
Adjusted LTIP Option	Section 2.04(c)
Adjusted LTIP PSU	Section 2.04(e)
Adjusted Non-LTIP PSU	Section 2.04(f)
Adjusted Performance-Vested Option	Section 2.04(b)
Adjusted RSU	Section 2.04(d)
Adjusted Time-Vested Option	Section 2.04(a)
Administrative Agent	Section 5.14
Agreement	Preamble
Annual Bonus Amount	Section 5.11(d)(ii)
Bankruptcy and Equity Exceptions	Section 3.04
Book-Entry Shares	Section 2.02(a)
Certificate of Merger	Section 1.02
Closing	Section 1.03
Closing Date	Section 1.03
Company	Preamble
Company 401(k) Plan	Section 5.11(f)
Company Acquisition Agreement	Section 5.02(c)
Company Adverse Recommendation Change	Section 5.02(c)
Company Articles	Section 3.01
Company Board Recommendation	Section 3.04
Company Bylaws	Section 3.01
Company Disclosure Letter	Article III
Company Employee	Section 5.11(a)
Company Equity Awards	Section 2.01(b)
Company ESPP	Section 2.05
Company Financial Advisor	Section 3.18
Company Financial Statements	Section 3.06(b)
Company Incentive Plan	Section 5.11(d)(i)
Company Indemnified Parties	Section 5.10(a)
Company Indemnity Agreements	Section 5.10(a)
Company Intervening Event	Section 5.02(h)(iii)
Company Non-Employee Option Consideration	Section 2.04(g)
Company Non-Employee RSU Consideration	Section 2.04(h)
Company Preferred Stock	Section 3.03(a)
Company Reports	Section 3.06(a)
Company Stockholder Approval	Section 3.04
Company Stockholders Meeting	Section 3.04
Company Takeover Proposal	Section 5.02(h)(i)
Company Takeover Transaction	Section 7.03(a)(iii)

Company Termination Fee	Section 7.03(a)(i)
Confidentiality Agreement	Section 5.03(b)
Consent	Section 3.05(b)
Continuation Period	Section 5.11(a)
Credit Agreement	Section 5.14
Delaware Courts	Section 8.10
Dissenting Share	Section 2.03
Education Buyer	Recitals
Education Financial Statements	Section 3.06(c)
Education Purchase Agreement	Recitals
Education Transaction	Recitals
Education Transaction Documents	Recitals
Effective Time	Section 1.02
End Date	Section 7.01(b)(i)
Environmental Permit	Section 3.13(a)(i)
Equity Securities	Section 3.03(b)
Exchange Agreement	Section 8.14(a)
Filing	Section 3.05(b)
Final Offering	Section 2.05
GAAP	Section 3.06(b)
Health Care Financial Statements	Section 3.06(d)
Health Care Laws	Section 3.12(c)
HSR Clearance	Section 3.05(b)(ii)
Insurance Policies	Section 3.17
Intervening Event Notice	Section 5.02(e)
Leased Real Property	Section 3.15(a)
Legal Restraint	Section 6.01(b)
Material Contracts	Section 3.14(b)
Merger	Section 1.01
Merger Sub	Preamble
Monthly Financial Statements	Section 5.17
New Plans	Section 5.11(c)
Old Plans	Section 5.11(c)
Open Source Software	Section 3.16(g)
Parent	Preamble
Parent 401(k) Plan	Section 5.11(f)
Parent Cash Amount	Section 2.02(b)
Parent Disclosure Letter	Article IV
Parties	Preamble
Paying Agent	Section 2.02(b)
Payment Fund	Section 2.02(b)
Payoff Letter	Section 5.14
PCI DSS	Section 3.16(j)
Priming Document	Section 3.15(a)
Proxy Statement	Section 5.04(a)
Real Property Leases	Section 3.15(a)

Recommendation Change Notice	Section 5.02(d)
Redemption Cash Amount	Section 2.02(b)
Secondary Acquisition Notification	Section 4.03(b)(ii)
Security Risk Assessment	Section 3.16(o)
Specified Termination Time	Section 7.01(d)(iii)
Stock Certificates	Section 2.02(a)
Superior Proposal	Section 5.02(h)(ii)
Surviving Corporation	Section 1.01
Transaction Litigation	Section 5.06

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, each as of the date first written above.

THE ADVISORY BOARD COMPANY

By:	/s/ Robert Musslewhite
Name: Robert Musslewhite
Title: Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

OPTUMINSIGHT, INC.

By:	/s/ Eric D. Murphy
Name: Eric D. Murphy
Title: Chief Executive Officer

APOLLO MERGER SUB, INC.

By:	/s/ Eric D. Murphy
Name: Eric D. Murphy
Title: Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]